Exhibit 99.1

Explanatory Note

Altus Midstream Company (Altus or the Company) is filing this Exhibit 99.1 to the Company’s Current Report on Form 8-K to reflect the revision of previously issued consolidated financial statements of the Company for an immaterial adjustment related to the Company’s historical accounting for its warrants as equity rather than as a liability. This Exhibit 99.1 updates and supersedes certain financial information for the years ended December  31, 2020, 2019 and 2018 and related disclosures presented in Items 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations, 8—Financial Statements and Supplementary Data, and 15—Exhibits and Financial Statement Schedules of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the 2020 10-K) to reflect the accounting for the Company’s warrants as a liability. This immaterial revision to the Company’s consolidated financial statements has no effect on the Company’s consolidated statements of cash flows or the discussion of capital resources and liquidity for these periods.

Unless otherwise noted, the information in this Exhibit 99.1 is as of the date of the 2020 10-K, does not reflect events occurring after the filing of the 2020 10-K, and does not modify or update the disclosures therein in any way for any information, uncertainties, transactions, risks, events or trends occurring, or known to management, other than as specifically required to reflect the accounting for the Company’s warrants as a liability as noted herein. Other than the sections of the 2020 10-K that are revised herein, all other information in the 2020 10-K remains unchanged, has not been otherwise updated for events occurring after the filing of the 2020 10-K, and continues to speak only as of the original filing date.

More recent information, including risk factors, is contained in Altus’ Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2021, June 30, 2021, and September 30, 2021, and other filings made by Altus with the SEC. These SEC filings contain important information regarding events, developments, and updates affecting Altus and its expectations, including those that have occurred since the filing of the 2020 10-K. Accordingly, this Exhibit 99.1 should be read in conjunction with Altus’ Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 2021, June 30, 2021, and September 30, 2021, and other filings made by the Company with the SEC.

FORWARD-LOOKING STATEMENTS AND RISK

This Exhibit 99.1 includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). All statements other than statements of historical facts included or incorporated by reference in this Exhibit 99.1, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected revenues, projected costs and plans, and objectives of management for future operations, are forward-looking statements. Such forward-looking statements are based on the Company’s examination of historical operating trends, production and growth forecasts of Apache Corporation’s Alpine High field development and other data in the Company’s possession or available from third parties. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “continue,” “seek,” “guidance,” “might,” “outlook,” “possibly,” “potential,” “prospect,” “should,” “would,” or similar terminology, but the absence of these words does not mean that a statement is not forward looking. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable under the circumstances, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, its assumptions about:

•

the scope, duration, and reoccurrence of any epidemics or pandemics (including, specifically, the coronavirus disease 2019 (COVID-19) pandemic) and the actions taken by third parties, including, but not limited to, governmental authorities, customers, contractors, and suppliers, in response to such epidemics or pandemics;

•	the market prices of oil, natural gas, natural gas liquids (NGLs), and other products or services;

•	pipeline and gathering system capacity and availability;

•	production rates, throughput volumes, reserve levels, and development success of dedicated oil and gas fields;

•	economic and competitive conditions;

•	the availability of capital;

•	cash flow and the timing of expenditures;

•	capital expenditures and other contractual obligations;

•	weather conditions;

•	inflation rates;

•	the availability of goods and services;

•	legislative, regulatory, or policy changes;

•	terrorism or cyberattacks;

•	occurrence of property acquisitions or divestitures;

•	the integration of acquisitions;

•	a decline in oil, natural gas, and NGL production, and the impact of general economic conditions on the demand for oil, natural gas, and NGLs;

•	the impact of environmental, health and safety, and other governmental regulations and of current or pending legislation;

•	environmental risks;

•	the effects of competition;

•	the retention of key members of senior management and key technical personnel;

•	increases in interest rates;

•	the effectiveness of the Company’s business strategy;

•	changes in technology;

•	market-related risks, such as general credit, liquidity, and interest-rate risks;

•	the timing, amount, and terms of the Company’s future issuances of equity and debt securities;

•

other factors disclosed under Item 1A—Risk Factors, Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations, Item 7A—Quantitative and Qualitative Disclosures About Market Risk and elsewhere in the Company’s most recently filed Annual Report on Form 10-K;

•	other factors disclosed under Part II, Item 1A—Risk Factors of the Company’s most recently filed Quarterly Report on Form 10-Q; and

•	any other factors disclosed in the other filings that the Company makes with the Securities and Exchange Commission (SEC).

Other factors or events that could cause the Company’s actual results to differ materially from the Company’s expectations may emerge from time to time, and it is not possible for the Company to predict all such factors or events. All subsequent written or oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements. All forward-looking statements speak only as of the date of this Exhibit 99.1. Except as required by law, the Company disclaims any obligation to update or revise these statements, whether based on changes in internal estimates or expectations, new information, future developments, or otherwise.

GLOSSARY OF TERMS

The following are abbreviations and definitions of certain terms used in this Exhibit 99.1 and certain terms which are commonly used in the exploration, production, and midstream sectors of the oil and natural gas industry:

•	Bbl. One stock tank barrel of 42 United States (U.S.) gallons liquid volume used herein in reference to crude oil, condensate or NGLs.

•	Bbl/d. One Bbl per day.

•	Bcf. One billion cubic feet of natural gas.

•	Bcf/d. One Bcf per day.

•	Btu. One British thermal unit, which is the quantity of heat required to raise the temperature of a one-pound mass of water by one degree Fahrenheit.

•

Field. An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

•	Formation. A layer of rock which has distinct characteristics that differs from nearby rock.

•	MBbl. One thousand barrels of crude oil, condensate or NGLs.

•	MBbl/d. One MBbl per day.

•	Mcf. One thousand cubic feet of natural gas.

•	Mcf/d. One Mcf per day.

•	MMBbl. One million barrels of crude oil, condensate or NGLs.

•	MMBtu. One million British thermal units.

•	MMcf. One million cubic feet of natural gas.

•	MMcf/d. One MMcf per day.

•	NGLs. Natural gas liquids. Hydrocarbons found in natural gas, which may be extracted as liquefied petroleum gas and natural gasoline.

•

Reserves. Estimated remaining quantities of oil and natural gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and natural gas or related substances to market and all permits and financing required to implement the project.

References to “Altus” and the “Company” include Altus Midstream Company and its consolidated subsidiaries, unless otherwise specifically stated.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For an understanding of the Company and the significant factors that influenced its performance for the years 2020, 2019, and 2018, the following discussion and analysis of its financial condition and results of operations should be read in conjunction with Item 15 Exhibits and Financial Statement Schedules included in this Exhibit 99.1.

Overview

Altus Midstream Company (the Company or Altus), through its ownership interest in Altus Midstream LP (Altus Midstream), owns gas gathering, processing, and transmission assets in the Permian Basin of West Texas, anchored by midstream service agreements to service Apache Corporation’s (Apache) production from its Alpine High resource play and surrounding areas (Alpine High). Additionally, the Company owns equity interests in four intrastate Permian Basin pipelines (the Equity Method Interest Pipelines) that have access to various points along the Texas Gulf Coast. The Company’s operations consist of one reportable segment.

The Company has no independent operations or material assets outside its ownership interest in Altus Midstream, which is reported on a consolidated basis. As of December 31, 2020, Altus Midstream’s assets included approximately 182 miles of in-service natural gas gathering pipelines, approximately 46 miles of residue gas pipelines with four market connections, and approximately 38 miles of NGL pipelines. Three cryogenic processing trains, each with nameplate capacity of 200 MMcf/d, were placed into service during 2019. Other assets include an NGL truck loading terminal with six Lease Automatic Custody Transfer units and eight NGL bullet tanks with 90,000 gallon capacity per tank. The Company’s existing gathering, processing, and transmission infrastructure is expected to provide capacity levels capable of fulfilling its midstream contracts to service Apache’s production from Alpine High and potential third-party customers.

As of December 31, 2020, the Company owns the following Equity Method Interest Pipelines:

•

A 16 percent equity interest in the Gulf Coast Express Pipeline Project (GCX), which is owned and operated by Kinder Morgan Texas Pipeline, LLC (Kinder Morgan). GCX transports natural gas from the Waha area in West Texas to Agua Dulce near the Texas Gulf Coast. GCX was placed in service during 2019, with the total capacity of 2.0 Bcf/d fully subscribed under long-term contracts.

•

A 15 percent equity interest in the EPIC crude oil pipeline (EPIC), which is operated by EPIC Consolidated Operations, LLC. EPIC transports crude oil from Orla, Texas in Northern Reeves County to the Port of Corpus Christi, Texas. EPIC was placed in service early 2020, with initial throughput capacity of approximately 600 MBbl/d.

•

An approximate 26.7 percent equity interest in the Permian Highway Pipeline (PHP), which is also owned and operated by Kinder Morgan. PHP transports natural gas from the Waha area in northern Pecos County, Texas to the Katy, Texas area with connections to Texas Gulf Coast and Mexico markets. PHP was placed in service January 2021, with the total capacity of 2.1 Bcf/d fully subscribed under long-term contracts.

•

A 33 percent equity interest in the Shin Oak NGL Pipeline (Shin Oak), which is owned by Breviloba, LLC, and operated by Enterprise Products Operating LLC. Shin Oak transports NGLs from the Permian Basin to Mont Belvieu, Texas. Shin Oak was placed in service during 2019, with total capacity of up to 550 MBbl/d.

On October 21, 2021, the Company announced that it will combine with privately-owned BCP Raptor Holdco LP (BCP) in an all-stock transaction. BCP is the parent company of EagleClaw Midstream, which includes EagleClaw Midstream Ventures, the Caprock Midstream and Pinnacle Midstream businesses, and a 26.7% interest in the Permian Highway Pipeline.

As consideration for the transaction, the Company will issue 50 million Class C common shares (and Altus Midstream will issue corresponding Common Units) to BCP’s unitholders, which are principally funds affiliated with Blackstone and I Squared Capital. The transaction is expected to close during the first quarter 2022 following completion of customary closing conditions, including approval by the Company’s shareholders and regulatory reviews.

The global economy and the energy industry have been deeply impacted by the effects of the coronavirus disease 2019 (COVID-19) pandemic and related governmental actions. Uncertainty in the oil markets and the negative demand implications of the COVID-19 pandemic continue to impact oil supply and demand. Altus management continues to monitor natural gas throughput volumes from Apache and capacity utilization of the Equity Method Interest Pipelines. During the second quarter of 2020, Apache shut in approximately 70 MMcf/d of production in response to low commodity prices, which fell as a result of lower demand and higher uncertainty associated with the COVID-19 pandemic. These volumes came back online during the third quarter of 2020 after prices began to recover. The Company remains focused on increasing third-party processing opportunities in addition to Alpine High; however, the current market situation has slowed the pace of this activity. Altus has no upcoming debt maturities, and the term of its revolving credit facility extends through November of 2023.

The Company is projected to be cash flow positive in 2021 following the start-up of PHP in January of 2021, with minimal expected future capital requirements. As such, the Company believes it has sufficient operating cash flows and liquidity to fund its future capital expenditures and its quarterly dividend declared by the Board of Directors in December of 2020.

The current crisis, however, is still evolving and may become more severe and complex. The ultimate impact and the extent to which the COVID-19 pandemic will continue to affect the Company’s business, results of operation, and financial condition is difficult to predict and depends on numerous evolving factors outside Altus’ control, including the duration and scope of the pandemic, new and continuing government, social, business, and other actions taken in response to the pandemic, any additional waves of the virus, the mandate, availability, and ultimate efficacy of the vaccines on new variants of the virus, and the effect of the pandemic on short- and long-term general economic conditions. As a result, the COVID-19 pandemic may still materially and adversely affect Altus’ results in a manner that is either not currently known or that the Company does not currently consider to be a significant risk to its business. For additional information about the business risks relating to the COVID-19 pandemic, please refer to Part I, Item 1A—Risk Factors of the Company’s 2020 10-K.

Altus Midstream Operational Metrics

The Company uses a variety of financial and operational metrics to assess the performance of its operations and growth compared to expected plan estimates. These metrics include:

•	Throughput volumes and associated revenues;

•	Costs and expenses; and

•	Adjusted EBITDA (as defined below).

Throughput Volumes and Associated Revenues

The Company’s operating results are driven primarily by the volume of natural gas gathered, processed, compressed, and/or transmitted. For the periods presented, substantially all revenues were generated through fee-based agreements with Apache, a related party. The volumes of natural gas that Altus gathers or processes in future periods will depend on the production level of Apache’s assets in areas Altus services and any additional third-party service contracts or incremental use of Altus Midstream infrastructure resulting from the potential close of the business combination transaction with BCP discussed above. The Company’s assets were initially constructed to serve Apache’s anticipated development of Alpine High and its surrounding areas. As such, the amount and pace of upstream development activity by Apache could directly impact Altus’ aggregate gathering and processing volumes because the production rate of natural gas wells declines over time.

Apache, as part of its fourth quarter 2019 capital planning review, notified Altus of its intention to materially reduce its planned investment in the Alpine High play. This notification prompted Altus management to assess its long-lived infrastructure assets for impairment given the expected reduction to future throughput volumes. Altus subsequently recorded impairments on its gathering, processing, and transmission assets in the fourth quarter of 2019. For further discussion of these impairments, please see Note 1—Summary of Significant Accounting Policies and Note 5—Property, Plant and Equipment in the Notes to Consolidated Financial Statements included in Item 15 of this Exhibit 99.1.

In the second quarter of 2020, shut-ins and unplanned downtime, among other events, had a negative impact on throughput volumes and associated revenues. Apache shut in approximately 70 MMcf/d of production in response to low commodity prices, which fell as a result of lower demand and higher uncertainty associated with the COVID-19 pandemic. In addition, unplanned downtime to address moisture in the residue pipeline reduced throughput by approximately 40 MMcf/d. These volumes were back on-line at the beginning of the third quarter. In the fourth quarter of 2020, voluntary, price-related volume curtailments reduced throughput by approximately 26 MMcf/d.

The Company entered into a new Gas Processing Agreement with Apache in October 2021, which superseded the prior agreement. The updated processing agreement contains modified gas processing fees for new volumes from future Apache drilling activities at Alpine High that are more consistent with current market practices. The circumstances that existed when the original agreement was signed have changed dramatically, and the updated terms may help to attract new business from both Apache, our existing customer, and third-party producers and midstream companies.

The Company remains focused on increasing third-party processing opportunities in addition to Alpine High, and other producers are developing oil and gas plays in surrounding areas that may provide Altus opportunities to enter into third-party processing and gathering agreements. Producers’ willingness to engage in new drilling is determined by a number of factors, all of which are affected by the COVID-19 pandemic, the most important of which are the prevailing and projected prices of oil, natural gas, and NGLs, the cost to drill and operate a well, the availability and cost of capital, and environmental and government regulations. Company management believes that its midstream assets are positioned in one of the most active regions for oil and gas exploration and development activities in the United States. The Company has actively pursued strategic alternatives for future growth, which culminated in the recently announced business combination with BCP, a midstream company that has existing commitments with various third-party customers.

Costs and Expenses

Costs of product sales

Costs of product sales represent purchases of NGLs from a third party, which the Company then owns, controls and processes, prior to ultimate sale to customers. These costs are directly associated with the volume and amount of third-party contracts entered into and could fluctuate depending on market conditions and product prices.

Operations and maintenance

Operations and maintenance expenses primarily comprise those costs that are directly associated with the operations of the Company’s assets. The most significant of these costs are associated with direct labor and supervision, power, repair and maintenance expenses, and equipment rentals. Fluctuations in commodity prices impact operating cost elements both directly and indirectly. For example, commodity prices directly impact costs such as power and fuel, which are expenses that increase (or decrease) in line with changes in commodity prices. Commodity prices also affect industry activity and demand, thus indirectly impacting the cost of items such as labor and equipment rentals.

Depreciation and accretion

Depreciation on the capitalized costs incurred to acquire and develop the Company’s midstream assets is computed based on estimated useful lives and estimated salvage values. Also included within this expense is the accretion associated with estimated asset retirement obligations (ARO). Depreciation and accretion expense would be expected to increase during future periods in-line with additional infrastructure costs incurred; however, any future asset sales or long-lived asset impairments would decrease expected depreciation expense to commensurate levels.

General and administrative

General and administrative (G&A) expense represents indirect costs and overhead expenditures incurred by the Company associated with managing the midstream assets. These expenses primarily comprise fixed fees set forth in the Construction, Operations and Maintenance Agreement (COMA) entered into with Apache. Refer to Note 3—Transactions with Affiliates in the Notes to Consolidated Financial Statements set forth in Item 15 of this Exhibit 99.1 for further information.

Taxes other than income

Taxes other than income are primarily related to ad valorem taxes on the Company’s midstream assets.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net income (loss) including noncontrolling interests before financing costs (net of capitalized interest), interest income, income taxes, depreciation, and accretion and adjusts such items, as applicable, from income from the Equity Method Interest Pipelines. Altus also excludes (when applicable) impairments, unrealized gains or losses on derivative instruments, and other items affecting comparability of results to peers. Company management believes Adjusted EBITDA is useful for evaluating operating performance and comparing results of operations from period-to-period and against peers without regard to financing or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) including noncontrolling interests or any other measure determined in accordance with accounting principles generally accepted in the United States (GAAP) or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing Altus’ financial performance, such as cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. The presentation of Adjusted EBITDA should not be construed as an inference that the Company’s results will be unaffected by unusual or non-recurring items. Additionally, the Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is not defined in GAAP

The GAAP measure used by the Company that is most directly comparable to Adjusted EBITDA is net income (loss) including noncontrolling interests. Adjusted EBITDA should not be considered as an alternative to the GAAP measure of net income (loss) including noncontrolling interests or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income (loss) including noncontrolling interests. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies in the industry, thereby diminishing its utility.

Reconciliation of non-GAAP financial measure

Company management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between Adjusted EBITDA as compared to net income (loss) including noncontrolling interests, and incorporating this knowledge into its decision-making processes. Management believes that investors benefit from having access to the same financial measure that the Company uses in evaluating operating results.

The following table presents a reconciliation of the GAAP financial measure of net income (loss) including noncontrolling interests to the non-GAAP financial measure of Adjusted EBITDA.

	Year Ended December 31,
	2020(1)	2019(1)	2018(1)

	(In thousands)
Reconciliation of net income (loss) including noncontrolling interests to Adjusted EBITDA
Net income (loss) including noncontrolling interests	$81,684	$(1,327,720)	$8,990
Add:
Financing costs, net of capitalized interest	2,190	1,792	107
Income tax expense	—	64,900	—
Depreciation and accretion	15,945	41,480	20,068
Impairments	1,643	1,300,719	—
Unrealized derivative instrument loss	36,080	8,470	—
Equity method interests Adjusted EBITDA	111,675	29,251	—
Loss on sale of assets, net	2,234	605	—
Other	348	676	—
Less:
Interest income	9	3,606	1,608
Income from equity method interests, net	58,739	19,069	—
Warrants valuation adjustment	1,200	11,180	9,229
Income tax benefit	696	—	10,501

Adjusted EBITDA	$191,155	$86,318	$7,827

(1)

This period presented has been revised to reflect the Company’s fair value change of its underlying warrants. Refer to Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements set forth in Item 15 of this Exhibit 99.1, and see the section titled Revision of Previously Issued Consolidated Financial Statements for Immaterial Adjustments for further information.

Results of Operations

The following table presents the Company’s results of operations for the periods presented:

	Year Ended December 31,
	2020(1)	2019(1)	2018(1)

	(In thousands)
REVENUES:
Midstream services revenue — affiliate	$144,714	$135,798	$76,750
Product sales — third parties	3,695	—	—

Total revenues	148,409	135,798	76,750
COSTS AND EXPENSES:
Costs of product sales	2,988	—	—
Operations and maintenance	37,993	55,858	53,922
General and administrative	13,155	10,301	7,368
Depreciation and accretion	15,945	41,480	20,068
Impairments	1,643	1,300,719	—
Taxes other than income	15,069	13,231	7,633

Total costs and expenses	86,793	1,421,589	88,991

OPERATING INCOME (LOSS)	61,616	(1,285,791)	(12,241)
Unrealized derivative instrument loss	(36,080)	(8,470)	—
Interest income	9	3,606	1,608
Income from equity method interests, net	58,739	19,069	—
Warrants valuation adjustment	1,200	11,180	9,229
Other	(2,306)	(622)	—

Total other income	21,562	24,763	10,837
Financing costs, net of capitalized interest	2,190	1,792	107

NET INCOME (LOSS) BEFORE INCOME TAXES	80,988	(1,262,820)	(1,511)
Current income tax benefit	(696)	(15)	(1,041)
Deferred income tax (benefit) expense	—	64,915	(9,460)

NET INCOME (LOSS) INCLUDING NONCONTROLLING INTERESTS	81,684	(1,327,720)	8,990
Net income attributable to Preferred Unit limited partners	75,906	38,809	—

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	5,778	(1,366,529)	8,990
Net income (loss) attributable to Apache limited partner	2,987	(1,008,039)	4,149

NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON SHAREHOLDERS	$2,791	$(358,490)	$4,841

KEY PERFORMANCE METRICS:
Adjusted EBITDA(2)	$191,155	$86,318	$7,827
OPERATING DATA:
Average throughput volumes of natural gas (MMcf/d)	499	509	333

(1)

This period presented has been revised to reflect the Company’s fair value change of its underlying warrants. Refer to Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements set forth in Item 15 of this Exhibit 99.1, and see the section titled Revision of Previously Issued Consolidated Financial Statements for Immaterial Adjustments for further information.

(2)

Adjusted EBITDA is not defined by GAAP and should not be considered an alternative to, or more meaningful than, net income (loss), operating income (loss), net cash provided by (used in) operating activities, or any other measures prepared under GAAP. For the definition and reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, see the section titled Altus Midstream Operational Metrics—Adjusted EBITDA above.

Since the Company commenced operations in the second quarter of 2017, its most significant customer has been Apache. Altus Midstream is pursuing similar long-term commercial service contracts with third-parties that could be accommodated by existing capacity. Altus’ midstream service agreements with Apache contain no minimum volume commitments and as such, future results of operations may be materially impacted by Apache’s production volumes from Alpine High and Altus’ ability to contract third-party business. Refer to Part I, Item 1A—Risk Factors of the Company’s 2020 10-K for further discussion.

Revenues

The following table summarizes the Company’s revenues for the periods presented:

	Year Ended December 31,
	2020	2019	2018

	(In thousands)
REVENUES:
Midstream services revenue — affiliate	$144,714	$135,798	$76,750
Product sales — third parties	3,695	—	—

Total revenues	$148,409	$135,798	$76,750

Midstream services revenue was primarily generated from fee-based midstream services provided under the terms of separate commercial midstream service agreements with Apache for the gas gathering, processing, and transmission of volumes from the dedicated area in the Alpine High field. Altus receives a per-unit fee based on the quantity of natural gas and natural gas liquid volumes that flow through its systems. During the periods presented, Altus did not own or take title to the affiliate volumes that were processed through its systems. Additionally, during 2020 the Company began providing compressor operations, maintenance, and related services to Apache in exchange for a fixed monthly fee per compressor unit serviced. For more details, please refer to Note 4—Revenue Recognition in the Notes to Consolidated Financial Statements included within Item 15 of this Exhibit 99.1.

2020 vs. 2019

Midstream services revenue from affiliate increased by $8.9 million to $144.7 million for the year ended December 31, 2020, as compared to $135.8 million for the year ended December 31, 2019. The increase was primarily driven by higher throughput of rich natural gas volumes due to increased capacity as a result of the three cryogenic processing trains coming on line starting in the second quarter of 2019, partially offset by lower throughput of lean natural gas volumes.

Beginning in 2020, product sales revenues, which totaled $3.7 million during the year, were generated from NGLs and condensates purchased and processed by Altus from a third party and subsequently sold to non-affiliated customers.

2019 vs. 2018

Midstream services revenue from affiliate increased by $59.0 million to $135.8 million for the year ended December 31, 2019, as compared to $76.8 million for the year ended December 31, 2018. The increase compared to the prior year was primarily driven by higher throughput volumes from Apache’s drilling activity levels at Alpine High in late 2018 and the first half of 2019.

Costs and Expenses

The following table summarizes the Company’s costs and expenses for the periods presented:

	Year Ended December 31,
	2020	2019	2018

	(In thousands)
Costs of product sales	$2,988	$—	$—
Operations and maintenance	37,993	55,858	53,922
General and administrative	13,155	10,301	7,368
Depreciation and accretion	15,945	41,480	20,068
Impairments	1,643	1,300,719	—
Taxes other than income	15,069	13,231	7,633

Total costs and expenses	$86,793	$1,421,589	$88,991

Costs of product sales

The $3.0 million in costs of product sales represent purchases of NGLs from a third party starting in 2020, which were used to support the product sales to third parties discussed above.

Operations and maintenance

2020 vs. 2019

Operations and maintenance expenses decreased by approximately $17.9 million to $38.0 million for the year ended December 31, 2020, as compared to $55.9 million for the year ended December 31, 2019, primarily driven by increased operational efficiency as a result of transitioning from mechanical refrigeration units to the Company’s centralized Diamond cryogenic complex starting in the second quarter of 2019. The transition resulted in decreases in employee-related costs, contract labor, lower supplies expenses, and lower equipment rentals. These savings are coupled with an overall decrease in Company labor from headcount reductions, partially offset by higher electricity power usage.

2019 vs. 2018

Operations and maintenance expenses increased by approximately $1.9 million to $55.9 million for the year ended December 31, 2019, as compared to $53.9 million for the year ended December 31, 2018, primarily driven by higher operating costs including contract costs, equipment rentals, and supplies as a result of increased throughput volumes, offset by a decrease in Company labor in the second half of 2019 as a result of a reduction to head count and a decrease in repair and maintenance.

General and administrative

2020 vs. 2019

G&A expense increased by $2.9 million to $13.2 million for the year ended December 31, 2020, as compared to $10.3 million for the year ended December 31, 2019, primarily driven by higher fees paid under the COMA, which escalate on an annual basis per the terms of the COMA Agreement.

2019 vs. 2018

G&A expense increased by $2.9 million to $10.3 million for the year ended December 31, 2019, as compared to $7.4 million for the year ended December 31, 2018, primarily attributable to higher severance costs and insurance costs. Further increases were related to legal, audit, and other public filing requirements expenses. These increases were partially offset by lower employee related costs charged to Altus by Apache under the terms of the COMA.

Refer to Note 3—Transactions with Affiliates within Item 15 of this Exhibit 99.1 for more information related to this agreement, including future fee increases.

Depreciation and accretion

2020 vs. 2019

Depreciation and accretion expense decreased by $25.6 million to $15.9 million for the year ended December 31, 2020, as compared to $41.5 million for the year ended December 31, 2019. The decrease was primarily a result of the impairments recorded on the carrying value of the property, plant, and equipment at the end of 2019.

2019 vs. 2018

Depreciation and accretion expense increased by $21.4 million to $41.5 million for the year ended December 31, 2019, as compared to $20.1 million for the year ended December 31, 2018. The increase represents the timing of placing assets into service following construction activity over the historical period.

Impairments

During the fourth quarter of 2020, the Company sold certain of its power generators to a third party and, as a result, the remaining power generators owned by the Company were remeasured at fair value calculated based on the proceeds of such sale. This remeasurement resulted in an impairment of $1.6 million on these assets.

Apache, as part of its fourth quarter 2019 capital planning review, notified Altus that it had materially reduced its investment and future drilling plans at Alpine High. This notification prompted Altus management to assess its long-lived infrastructure assets for impairment, and as a result of this assessment, Altus recorded impairments of $1.3 billion on its gathering, processing, and transmission assets in the fourth quarter of 2019. Altus also recorded an impairment charge of $9.3 million in the third quarter of 2019 related to the cancellation of construction on a previously planned compressor station.

For further discussion of these impairments, please see Note 1—Summary of Significant Accounting Policies and Note 5—Property, Plant and Equipment in the Notes to Consolidated Financial Statements included within Item 15 of this Exhibit 99.1.

Taxes other than income

2020 vs. 2019

The increase in taxes other than income was driven by changes related to ad valorem taxes, which increased by $1.8 million to $14.7 million for the year ended December 31, 2020, as compared to $12.9 million for the year ended December 31, 2019. The $1.8 million increase reflects higher tax assessments related to the completion and timing of assets placed in service during the prior year.

2019 vs. 2018

The increase in taxes other than income was driven by ad valorem taxes, which increased by $5.4 million to $12.9 million for the year ended December 31, 2019, as compared to $7.5 million for the year ended December 31, 2018. The $5.4 million increase represents higher tax assessment in 2019 related to the completed construction of assets in the year, mainly attributable to the cryogenic plants. Further increases related to franchise and utility taxes.

Other Income (Loss) and Financing Costs, Net of Capitalized Interest

The components of other income, other loss, and financing costs, net of capitalized interest are presented below:

	Year Ended December 31,
	2020(1)	2019(1)	2018(1)

	(In thousands)
Unrealized derivative instrument loss	$(36,080)	$(8,470)	$—
Interest income	9	3,606	1,608
Income from equity method interests, net	58,739	19,069	—
Warrants valuation adjustment	1,200	11,180	9,229
Other	(2,306)	(622)	—

Total other income	$21,562	$24,763	$10,837

Interest expense	$9,775	$6,384	$8,412
Amortization of deferred facility fees	1,148	889	107
Capitalized interest	(8,733)	(5,481)	(8,412)

Total Financing costs, net of capitalized interest	$2,190	$1,792	$107

(1)

This period presented has been revised to reflect the Company’s fair value change of its underlying warrants. Refer to Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements set forth in Item 15 of this Exhibit 99.1, and see the section titled Revision of Previously Issued Consolidated Financial Statements for Immaterial Adjustments for further information.

Unrealized derivative instrument loss

During the year ending December 31, 2020, the Company recognized an unrealized derivative instrument loss of $36.1 million in relation to an embedded exchange option identified upon the issuance and sale of Series A Cumulative Redeemable Preferred Units (the Preferred Units) in the second quarter of 2019. The recognized unrealized loss related to this embedded feature was $8.5 million for the year ended December 31, 2019. The associated derivative liability is recorded on the consolidated balance sheet at fair value. The fair value of the embedded derivative is determined (using an income approach) by a range of factors including expected future interest rates using the Black-Karasinski model, interest rate volatility, the Company’s imputed interest rate, the expected timing of periodic cash distributions, the estimated timing for the potential exercise of the exchange option, and anticipated dividend yields of the Preferred Units. The value of the derivative during the year ending December 31, 2020 was primarily impacted by the decrease in the expected timing to exercise the exchange option feature. Refer to Note 12—Series A Cumulative Redeemable Preferred Units within Item 15 of this Exhibit 99.1 for further discussion.

Interest Income

Interest income decreased $3.6 million for the year ended December 31, 2020, as compared to the year ended December 31, 2019, as a result of a decrease in the average cash and cash equivalents balance maintained by the Company throughout the year.

Income from equity method interests, net

As of December 31, 2020, the Company holds equity interests in four pipelines. Income from the Equity Method Interest Pipelines was primarily driven by the Company’s proportionate share of net income from GCX and Shin Oak, partially offset by net losses attributable to EPIC. GCX and Shin Oak were placed into service during 2019, and 2020 reflected the first full year of earnings for these pipelines. EPIC was placed into service in early 2020 and operated at a net loss during 2020. PHP was in the commissioning phase and flowing partial volumes as of December 31, 2020, and was placed into service on January 1, 2021. Refer to Note 10—Equity Method Interests within Item 15 of this Exhibit 99.1 for more information.

Warrants Valuation Adjustment

The carrying value of the Company’s public warrants are recorded at fair value based on quoted market prices, a Level 1 fair value measurement. The carrying value of the Company’s private warrants are recorded at fair value determined using an option pricing model, a Level 3 fair value measurement, which is calculated based on key assumptions related to expected volatility of the Company’s common stock, an expected dividend yield, the remaining term of the warrants outstanding and the risk-free rate based on the U.S. Treasury yield curve in effect at the time of the valuation. These assumptions are estimated utilizing historical trends of the Company’s common stock, public warrants and other factors.

2020 vs. 2019

The fair value of the Company’s warrants decreased by $1.2 million from December 31, 2019 to December 31, 2020. The fair value of the Company’s warrants decreased mainly due to a decrease in the market price of the Company’s warrants from $0.10 per warrant at December 31, 2019 to $0.04 per warrant at December 31, 2020.

2019 vs. 2018

The fair value of the Company’s warrants decreased by $11.2 million from December 31, 2018 to December 31, 2019. The fair value of the Company’s warrants decreased mainly due to a decrease in the market price of the Company’s warrants from $0.66 per warrant at December 31, 2018 to $0.10 per warrant at December 31, 2019.

Financing costs, net of capitalized interest

2020 vs. 2019

Financing costs incurred, net of capitalized interest, includes increases in interest expense related to higher balances drawn on the Company’s credit facility throughout 2020 as compared to 2019; however, most of the interest expense on the Company’s credit facility was eligible to have interest capitalized in all periods presented.

2019 vs. 2018

For the years ended December 31, 2019 and 2018, financing costs incurred, net of capitalized interest were $1.8 million and $0.1 million, respectively. These costs relate to interest, which is not capitalized, on finance lease obligations and amortization of fees on the revolving credit facility entered into by Altus Midstream in November 2018.

Provisions for income taxes

2020 vs. 2019

Current income tax benefit for the years ended December 31, 2020 and 2019 were a benefit of $696.0 thousand and $15.0 thousand, respectively. On March 27, 2020, the President signed into law the Coronavirus Aid, Relief and Economic Security Act (CARES Act) in response to the COVID-19 pandemic. Under the CARES Act, 100 percent of net operating losses arising in tax years beginning after December 31, 2017, and before January 1, 2021 may be carried back to each of the five preceding tax years of such loss. For the year ended December 31, 2020, the Company recorded a current income tax benefit of $696.0 thousand associated with a net operating loss carryback claim.

The Company recorded no deferred income tax expense for the year ended December 31, 2020, as compared to $64.9 million for the year ended December 31, 2019. The reduction to deferred income tax expense during the year ended December 31, 2020 as compared to the year ended December 31, 2019 was the result of an increase in valuation allowance against the Company’s deferred tax assets.

2019 vs. 2018

Income taxes for the years ended December 31, 2019 and 2018 were an expense of $64.9 million and a benefit of $10.5 million, respectively. Income tax expense (benefit) for the years ended December 31, 2019 and 2018 was primarily impacted by the change in valuation allowance, state taxes, and federal partnership income not subject to tax by the Company.

Please refer to Note 13—Income Taxes set forth in Item 15 of this Exhibit 99.1 for further discussion.

Key Performance Metric—EBITDA

2020 vs. 2019

Net income before income taxes was $81.0 million for the year ended December 31, 2020, an increase of $1.3 billion from a net loss before income taxes of $1.3 billion for the year ended December 31, 2019. The increase in net income before income taxes was primarily driven by an increase of $12.6 million in total revenues, $39.7 million of higher income from the Equity Method Interest Pipelines, a $17.9 million decrease in operations and maintenance expenses, a $1.3 billion decrease in impairment expense, and a $25.5 million decrease in depreciation and accretion expense compared to the prior year period (as discussed above). The increases to net income were offset by a $27.6 million increase to expense related to the fair value measurement of an embedded derivative at December 31, 2020, a $10.0 million decrease in an unrealized gain related to the Company’s warrants valuation adjustment, a $3.6 million decrease to interest income, a $3.0 million increase to costs of product sales, a $2.9 million increase to general administrative expenses, and $3.9 million of various other costs of the Company.

Adjusted EBITDA increased by $104.8 million for the year ended December 31, 2020 compared to the prior year period. Adjusted EBITDA, which excludes the impacts of depreciation, accretion, impairments, the unrealized gain related to the warrants valuation adjustment, and the revaluation of the embedded derivative, benefited from an incremental $42.8 million increase related to excluding depreciation, and interest in the Company’s proportionate share of EBITDA from the Equity Method Interest Pipelines. This amount was further benefited by a decrease of $5.3 million, in aggregate, of various other insignificant costs of the Company.

2019 vs. 2018

The Company realized a net loss before income tax of $1.3 billion and $1.5 million for the years ended December 31, 2019 and 2018, respectively. Adjusted EBITDA increased by $78.5 million for the year ended December 31, 2019. The increase in Adjusted EBITDA was primarily due to a $59.0 million increase in midstream services revenue from affiliate coupled with $29.3 million of EBITDA in the Company’s proportionate share of its equity method interests. These amounts were partially offset by a $5.6 million increase in taxes other than income, a $2.3 million increase in G&A expenses, net of separation costs, and a $1.9 million increase in operations and maintenance expense. Net loss before income taxes was detrimentally impacted by a $1.3 billion impairment charge recorded during the second half of 2019, a $21.1 million increase in depreciation expense, and an $8.5 million unrealized loss arising from the fair value measurement of an embedded derivative at December 31, 2019, offset by a $10.1 million increase in an unrealized gain related to the Company’s warrants valuation adjustment.

For additional information, see the section titled Altus Midstream Operational Metrics—Adjusted EBITDA above.

Capital Resources and Liquidity

The Company’s primary use of capital since inception has been for the initial construction of gathering and processing assets, as well as the acquisition of the Equity Method Interest Pipelines and associated subsequent construction costs. For 2021, the Company’s primary capital spending requirements are related to equity contributions associated with its proportionate share of remaining construction, commissioning, and maintenance costs relating to the Equity Method Interest Pipelines.

During 2020, the Company’s primary sources of cash were borrowings under the revolving credit facility, cash generated from operations, distributions from the Equity Method Interest Pipelines, and proceeds from the sale of assets. Based on Altus’ current financial plan and related assumptions, the Company believes that cash from operations, a reduced capital program for its midstream infrastructure, and distributions from the Equity Method Interest Pipelines will generate cash flows in excess of capital expenditures that will provide sufficient cash to fund the Company’s planned quarterly dividend during 2021.

Given the recent crude oil price collapse on lower demand and economic activity resulting from the COVID-19 pandemic and related governmental actions, the Company continues to monitor expected natural gas throughput volumes from Apache and capacity utilization of the Equity Method Interest Pipelines. Projections for 2021 remain dynamic. Altus’ results, including projections related to capital resources and liquidity, could be materially affected by the continuing COVID-19 pandemic.

Altus Midstream Capital Requirements

During 2020 and 2019, capital spending for midstream infrastructure assets totaled $30.0 million and $342.7 million, respectively. Management believes its existing gathering, processing, and transmission infrastructure capacity is capable of fulfilling its midstream contracts to service Apache’s production from Alpine High and any potential third-party customers. As such, the Company expects remaining capital requirements for its existing infrastructure assets during 2021 to be minimal.

Additionally, during the years ended December 31, 2020 and 2019, the Company made cash contributions totaling $327.3 million and $501.4 million, respectively, for the Equity Method Interest Pipelines, which includes the following equity interest ownership stakes:

•	a 16.0 percent interest in GCX;

•	a 15.0 percent interest in EPIC;

•	an approximate 26.7 percent interest in PHP; and

•	a 33.0 percent interest in Shin Oak.

The Company estimates it will incur approximately $30 million of additional capital contributions during 2021 for its equity interest associated with the commissioning and remaining construction costs in these joint venture pipelines, primarily associated with PHP. The Company anticipates its existing capital resources will be sufficient to fund the Company’s future capital expenditures for the Equity Method Interest Pipelines and the Company’ existing infrastructure assets. For further information on the Equity Method Interest Pipelines, refer to Note 10—Equity Method Interests in the Notes to Consolidated Financial Statements set forth in Item 15 of this Exhibit 99.1.

Altus Midstream Class A Common Stock Dividend and Common Units Distributions

On December 10, 2020, the Company announced that its Board of Directors declared a cash dividend of $1.50 per share on the Company’s Class A Common Stock, totaling $5.6 million to be paid to stockholders in the first quarter of 2021. The Class A Common Stock dividend will be funded by a distribution from Altus Midstream to its common unitholders of $1.50 per Common Unit, totaling $24.4 million, of which $5.6 million is payable to the Company and the balance is payable to Apache. For more information please refer to Note 3—Transactions with Affiliates and Note 11—Equity and Warrants in the Notes to the Consolidated Financial Statements set forth in Item 15 of this Exhibit 99.1.

With PHP, Shin Oak, GCX, and EPIC in service, the Company anticipates that its existing capital resources will be sufficient to fund the Company’s continuing obligations, including future distribution payments required to fund the Company’s planned quarterly dividend.

Sources and Uses of Cash

The following table presents the sources and uses of the Company’s cash and cash equivalents for the periods presented.

	For the Year Ended December 31,
	2020	2019

	(In thousands)
Sources of cash and cash equivalents:
Redeemable noncontrolling interest - Preferred Unit limited partners, net	$—	$611,249
Proceeds from revolving credit facility	228,000	396,000
Proceeds from sale of assets	10,240	13,309
Capital distributions from equity method interests	17,419	—
Net cash provided by operating activities	164,294	76,273

	419,953	1,096,831

Uses of cash and cash equivalents:
Capital expenditures(1)	(29,981)	(342,650)
Distributions paid to Preferred Unit limited partners	(23,124)	—
Contributions to and acquisition of equity method interests	(327,305)	(1,171,977)
Finance lease payments	(11,789)	(22,994)
Deferred facility fees	(816)	(792)
Capitalized interest paid	(8,733)	(2,370)

	(401,748)	(1,540,783)

Increase (decrease) in cash and cash equivalents	$18,205	$(443,952)

(1)	The table presents capital expenditures on a cash basis; therefore, the amounts may differ from those discussed elsewhere in this document, which include accruals.

Liquidity

The following table presents a summary of the Company’s key financial indicators at the dates presented:

	December 31, 2020	December 31, 2019

	(In thousands)
Cash and cash equivalents	$24,188	$5,983
Total debt	624,000	405,767
Available committed borrowing capacity	176,000	404,000

Cash and cash equivalents

At December 31, 2020 and December 31, 2019, the Company had $24.2 million and $6.0 million, respectively, in cash and cash equivalents. The majority of the cash is invested in highly liquid, investment-grade instruments with maturities of three months or less at the time of purchase.

Debt

As of December 31, 2020 and December 31, 2019, the Company had debt outstanding totaling $624.0 million and $405.8 million, respectively. At December 31, 2019, $9.8 million of debt outstanding was related to a finance lease obligation for which the term ended in the first quarter of 2020.

Available credit facilities

In November 2018, Altus Midstream entered into a revolving credit facility for general corporate purposes that matures in November 2023 (subject to Altus Midstream’s two, one year extension options). The agreement for this revolving credit facility, as amended (the Amended Credit Agreement), provides aggregate commitments from a syndicate of banks of $800.0 million. The aggregate commitments include a letter of credit subfacility of up to $100.0 million and a swingline loan subfacility of up to $100.0 million. Altus Midstream may increase commitments up to an aggregate $1.5 billion by adding new lenders or obtaining the consent of any increasing existing lenders. As of December 31, 2020 and 2019, total outstanding borrowings were $624.0 million and $396.0 million, respectively, and no letters of credit were outstanding under this facility.

Altus Midstream’s revolving credit facility is unsecured and is not guaranteed by the Company, Apache, or any of their respective subsidiaries.

At Altus Midstream’s option, the interest rate per annum for borrowings under this amended credit facility is either a base rate, as defined, plus a margin, or the London Interbank Offered Rate (LIBOR), plus a margin. Altus Midstream also pays quarterly a facility fee at a rate per annum on total commitments. The margins and the facility fee vary based upon (i) the Leverage Ratio (as defined below) until Altus Midstream has a senior long-term debt rating and (ii) such senior long-term debt rating once it exists. The Leverage Ratio is the ratio of (1) the consolidated indebtedness of Altus Midstream and its restricted subsidiaries to (2) EBITDA (as defined in the Amended Credit Agreement) of Altus Midstream and its restricted subsidiaries for the 12-month period ending immediately before the determination date. At December 31, 2020, the base rate margin was 0.05 percent, the LIBOR margin was 1.05 percent, and the facility fee was 0.20 percent. In addition, a commission is payable quarterly to the lenders on the face amount of each outstanding letter of credit at a per annum rate equal to the LIBOR margin then in effect. Customary letter of credit fronting fees and other charges are payable to issuing banks.

The Amended Credit Agreement contains restrictive covenants that may limit the ability of Altus Midstream and its restricted subsidiaries to, among other things, incur additional indebtedness or guaranty indebtedness, sell assets, make investments in unrestricted subsidiaries, enter into mergers, make certain payments and distributions, incur liens on certain property securing indebtedness, and engage in certain other transactions without the prior consent of the lenders. Altus Midstream also is subject to a financial covenant under the Amended Credit Agreement, which requires it to maintain a Leverage Ratio not exceeding 5.00:1.00 at the end of any fiscal quarter, starting with the quarter ended December 31, 2019, except that during the period of up to one year following a qualified acquisition, the Leverage Ratio cannot exceed 5.50:1.00 at the end of any fiscal quarter. Unless the Leverage Ratio is less than or equal to 4.00:1.00, the Amended Credit Agreement limits distributions in respect of Altus Midstream LP’s capital to $30 million per calendar year until either (i) the consolidated net income of Altus Midstream LP and its restricted subsidiaries, as adjusted pursuant to the Amended Credit Agreement, for three consecutive calendar months equals or exceeds $350.0 million on an annualized basis or (ii) Altus Midstream LP has a specified senior long-term debt rating; in addition, before the occurrence of one of those two events, the Leverage Ratio must be less than or equal to 5.00:1.00. In no event can any distribution be made that would, after giving effect to it on a pro forma basis, result in a Leverage Ratio greater than (i) 5.00:1.00 or (ii) for a specified period after a qualifying acquisition, 5.50:1.00. The Leverage Ratio as of December 31, 2020 was less than 4.00:1.00.

The terms of Altus Midstream’s Preferred Units also contain certain restrictions on distributions on Altus Midstream LP’s Common Units, including the Common Units held by the Company, and any other units that rank junior to the Preferred Units with respect to distributions or distributions upon liquidation. Refer to Note 12—Series A Cumulative Redeemable Preferred Units in the Notes to Consolidated Financial Statements set forth in Item 15 of this Exhibit 99.1 for further information. In addition, the amount of any cash distributions to Altus Midstream LP by any entity in which it has an interest accounted for by the equity method is subject to such entity’s compliance with the terms of any debt or other agreements by which it may be bound, which in turn may impact the amount of funds available for distribution by Altus Midstream LP to its partners.

There are no clauses in the Amended Credit Agreement that permit the lenders to accelerate payments or refuse to lend based on unspecified material adverse changes. The Amended Credit Agreement has no drawdown restrictions or prepayment obligations in the event of a decline in credit ratings. However, the agreement allows the lenders to accelerate payment maturity and terminate lending and issuance commitments for nonpayment and other breaches, and if Altus Midstream or any of its restricted subsidiaries defaults on other indebtedness in excess of the stated threshold, is insolvent, or has any unpaid, non-appealable judgment against it for payment of money in excess of the stated threshold. Lenders may also accelerate payment maturity and terminate lending and issuance commitments if Altus Midstream undergoes a specified change in control or has specified pension plan liabilities in excess of the stated threshold. Altus Midstream was in compliance with the terms of the Amended Credit Agreement as of December 31, 2020.

There is no assurance that the financial condition of banks with lending commitments to Altus Midstream will not deteriorate. Altus closely monitors the ratings of the banks in the Company’s bank group. Having a large bank group allows the Company to mitigate the potential impact of any bank’s failure to honor its lending commitment.

Series A Cumulative Redeemable Preferred Units

On June 12, 2019, Altus Midstream issued and sold the Preferred Units in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the Closing). The Closing occurred pursuant to a Preferred Unit Purchase Agreement among Altus Midstream, the Company, and the purchasers party thereto, dated as of May 8, 2019. A total of 625,000 Preferred Units were sold at a price of $1,000 per Preferred Unit, for an aggregate issue price of $625.0 million. Altus Midstream received approximately $611.2 million in cash proceeds from the sale after deducting transaction costs and discounts to certain purchasers. These proceeds were used to fund ongoing capital contributions related to Altus’ Equity Method Interest Pipelines and repayment of outstanding principal on the revolving credit facility (discussed above).

At the Closing, the partners of Altus Midstream entered into a second amended and restated agreement of limited partnership of Altus Midstream LP (the Amended LPA). The Amended LPA provides the terms of the Preferred Units, including the distribution rate, redemption rights, and rights to exchange the Preferred Units for shares of the Company’s Class A Common Stock, as well as rights of holders of the Preferred Units to approve certain partnership business, financial, and governance-related matters. The Preferred Units have a perpetual term, unless redeemed or exchanged as described below. Pursuant to the Amended LPA:

•

The Preferred Units entitle the holders thereof to receive quarterly distributions at a rate of 7 percent per annum, commencing with the quarter ended June 30, 2019. The rate increases to 10 percent per annum after the fifth anniversary of Closing and upon the occurrence of specified events. For any quarter ending on or prior to December 31, 2020, Altus Midstream could elect to pay distributions on the Preferred Units in-kind and did so in respect of quarters ended on and before March 31,2020.

•

The Preferred Units are redeemable at Altus Midstream’s option at any time in cash at a redemption price (the Redemption Price) equal to (a) the greater of (i) an 11.5 percent internal rate of return (increasing to 13.75 percent after the fifth anniversary of Closing), and (ii) a 1.3x multiple of invested capital plus (b) if applicable, the value of any accrued and unpaid distributions. The Preferred Units will be redeemable at the holder’s option upon a change of control or liquidation of Altus Midstream and certain other events, including certain asset dispositions. Subject to compliance with minimum ownership requirements and redemption restrictions of the Amended LPA, Apache’s election to cause its Common Units in Altus Midstream to be redeemed for shares of the Company’s Class A Common Stock or cash (as further discussed in Note 11—Equity and Warrants in the Notes to Consolidated Financial Statements set forth in Item 15 of this Exhibit 99.1) would not be a change of control.

•

The Preferred Units will be exchangeable for shares of the Company’s Class A Common Stock at the option of the Preferred Unit holders after the seventh anniversary of Closing or upon the occurrence of specified events. Each Preferred Unit will be exchangeable for a number of shares of Class A Common Stock equal to the Redemption Price divided by the volume-weighted average trading price of the Class A Common Stock on the Nasdaq Global Select Market for the 20 trading days immediately preceding the second trading day prior to the applicable exchange date, less a 6 percent discount.

•

Each outstanding Preferred Unit has a liquidation preference equal to the Redemption Price payable before any amounts are paid in respect of Altus Midstream’s Common Units and any other units that rank junior to the Preferred Units with respect to distributions or distributions upon liquidation.

•

Altus Midstream is restricted from declaring or making cash distributions on its Common Units until all required distributions on the Preferred Units have been paid. In addition, before the fifth anniversary of Closing, aggregate cash distributions on, and redemptions of, Common Units are limited to $650.0 million of cash from ordinary course of operations if permitted under Altus Midstream’s Amended Credit Agreement. Cash distributions on, and redemptions of, Common Units also are subject to satisfaction of leverage ratio requirements specified in the Amended LPA.

Distributions not paid in accordance with the terms of the Amended LPA attract an additional percentage per annum, cumulative to the distribution rates noted above. Altus Midstream’s ability to exercise or satisfy redemption options in cash or pay quarterly distributions is predicated upon Altus Midstream’s ability to generate sufficient cash from operations in addition to the availability of borrowing capacity under its existing revolving credit facility.

Since the Preferred Units could be exchangeable for a number of shares of Class A Common Stock equal to 20 percent or more of the Company’s outstanding voting power, the Company submitted the potential issuance of such shares for approval of its stockholders (the Stockholder Approval) at its annual stockholder meeting in 2020 and obtained Stockholder Approval.

Off-Balance Sheet Arrangements

Other than the arrangements described herein, the Company has not entered into any transactions, agreements, or other contractual arrangements with unconsolidated entities that are reasonably likely to materially affect its liquidity or capital resource positions.

At the close of the Business Combination, Apache was granted the right to receive contingent consideration of up to 1,8750,00 shares of Class A Common Stock as follows:

•

625,000 shares if, during the calendar year 2021, the aggregate gathered gas from an area of dedication in Reeves, Pecos, Culberson, and Jeff Davis Counties in Texas that are assessed a low pressure gathering fee pursuant to that certain Amended and Restated Gas Gathering Agreement, dated August 8, 2018, between Apache and Altus Midstream Gathering, LP is equal to or greater than 574,380 million cubic feet.

•

625,000 shares if the per share closing price of the Class A Common Stock as reported by Nasdaq during any 30-day-trading period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $280.00 for any 20 trading days within such 30-trading-day period.

•

625,000 shares if the per share closing price of the Class A Common Stock as reported by Nasdaq during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $320.00 for any 20 trading days within such 30-trading-day period.

All share amounts referenced above have been retrospectively restated to reflect the Company’s reverse stock split, which was effected June  30, 2020. For additional information regarding these arrangements, please see Note 11—Equity and Warrants in the Notes to the Consolidated Financial Statements set forth in Item 15 of this Exhibit 99.1.

Contractual Obligations

Altus Midstream exercised four of the Company’s five Pipeline Options acquired from Apache at the closing of the Business Combination. The fifth option to acquire interest in the Salt Creek NGL pipeline was not exercised, and expired during 2020. The Company may be required to fund its proportionate share of future capital expenditures for its equity interest share in the development of the pipelines as referenced. The Company estimates it will incur approximately $30 million during 2021 of additional capital contributions for its equity interests.

The Company’s midstream assets service Altus Midstream’s existing fee-based revenue agreements, which are underpinned by acreage dedications covering Alpine High. There are no minimum volume or firm transportation commitments. Pursuant to these agreements, Altus Midstream is obligated to perform low and high pressure gathering, processing, dehydration, compression, treating, conditioning, and transmission on all volumes produced from the dedicated acreage, so long as Apache has the right to market such gas. Although Altus believes its existing gathering, processing, and transmission infrastructure is expected to provide capacity levels capable of fulfilling its midstream contracts to service Apache’s production and additional third-party customers, current capital spending may be increased in future periods if additional cryogenic processing capacity is needed, commensurate with any forecasted throughput increases.

During the fourth quarter of 2020, the Company entered into a three year fixed-rate power contract with a third-party. The Company estimates its minimum obligation will be $5.4 million, $4.7 million, and $3.6 million for 2021, 2022, and 2023, respectively. The actual amount incurred will vary based on usage.

Altus Midstream may also be subject to various contingent obligations that become payable only if certain events or rulings were to occur. The inherent uncertainty surrounding the timing of and monetary impact associated with these events or rulings prevents any meaningful accurate measurement, which is necessary to assess settlements resulting from litigation, regulatory, or environmental matters. As of December  31, 2020, there were no accruals or loss contingencies related to such matters. For a detailed discussion of the Company’s environmental and legal contingencies, please see Note 9—Commitments and Contingencies in the Notes to Consolidated Financial Statements set forth in Item 15 of this Exhibit 99.1.

For additional information regarding the Company’s obligations, please see Note 3—Transactions with Affiliates, Note 6—Debt and Financing Costs, and Note 9—Commitments and Contingencies in the Notes to the Consolidated Financial Statements set forth in Item 15 of this Exhibit 99.1.

Insurance Program

The Company has the benefit of insurance policies that include coverage for physical damage to assets, general liabilities, business interruption insurance, sudden and accidental pollution, and other risks. Altus’ insurance coverage is subject to deductibles or retentions that Altus must satisfy prior to recovering on insurance. Additionally, the insurance coverage is subject to policy exclusions and limitations. There is no assurance that insurance coverage will adequately protect the Company against liability from all potential consequences and damages.

Future insurance coverage for the industry could increase in cost and may include higher deductibles or retentions. In addition, some forms of insurance may become unavailable.

Critical Accounting Estimates

Altus prepares its financial statements and the accompanying notes in conformity with GAAP, which require management to make estimates and assumptions about future events that affect the reported amounts in the financial statements and the accompanying notes. Altus identifies certain accounting policies involving estimation as critical based on, among other things, their impact on the portrayal of Altus’ financial condition, results of operations, or liquidity and the degree of difficulty, subjectivity, and complexity in their deployment. Critical accounting estimates cover accounting matters that are inherently uncertain because the future resolution of such matters is unknown. Management routinely discusses the development, selection, and disclosure of each of the critical accounting policies. The following is a discussion of Altus’ most critical accounting estimates.

Property, Plant, and Equipment

When assets are placed into service, management makes estimates with respect to useful lives and salvage values that management believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts. Uncertainties that may impact these estimates include, among others, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions, and supply and demand in the area. Depreciation is computed over the asset’s estimated useful life using the straight-line method based on estimated useful lives and asset salvage values.

Impairment of Long-lived Assets

Long-lived assets used in operations, including gathering, processing, and transmission facilities, are evaluated for potential impairment when events or changes in circumstances indicate a possible significant deterioration in future cash flows expected to be generated by an asset group. Individual assets are grouped for impairment purposes based on a judgmental assessment of the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. If there is an indication that the carrying amount of an asset may not be recovered, the asset is assessed for impairment through an established process in which changes to significant assumptions such as service prices, throughput volumes, and future development plans are reviewed. If, upon review, the sum of the undiscounted pre-tax cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value. Because there is usually a lack of quoted market prices for long-lived assets, the fair value of the impaired assets is assessed by management using the income approach.

Under the income approach, the fair value of each asset group is estimated based on the present value of expected future cash flows. The income approach is dependent on a number of key factors and assumptions including estimates of forecasted throughput volumes, operating expenses, commercial development and capital costs, inflation expectations, discount rates, and other variables. Management also evaluates changes in Altus’ business and economic conditions and their implications on future development plans and ultimate disposition of the assets. Global and regional economic conditions, including commodity prices and drilling activity by third party customers, may also affect estimated future cash flows.

The final measure of impairment to be recognized, if any, depends upon management’s calculation using the income approach; however, management does consider other factors in determining the asset’s fair value including indicative values at which similar assets were transferred in recent market transactions, if such data is available. Although the Company bases its fair value measurement of each asset group on assumptions it believes to be reasonable, those assumptions are inherently unpredictable and uncertain, and actual results could differ from the estimates. Negative revisions in throughput estimates, increases in future operating and capital costs, divestitures of significant components of an asset group, or sustained market deterioration in the oil and gas industry could lead to further reductions in expected future cash flows and possibly additional impairments in future periods.

Altus recorded impairments on its gathering, processing, and transmission assets and other fixed assets during 2020 and 2019. For discussion of these impairments, see Note 1—Summary of Significant Accounting Policies and Note 5—Property, Plant and Equipment in the Notes to Consolidated Financial Statements included within Item 15 of this Exhibit 99.1.

Income Taxes

Altus’ operations are subject to U.S. federal and state taxation on income. The Company records deferred tax assets and liabilities to account for the expected future tax consequences of events that have been recognized in the Company’s financial statements and tax returns. Altus routinely assesses the ability to realize its deferred tax assets. If Altus concludes that it is more likely than not that some portion or all of the deferred tax assets will not be realized under accounting standards, the tax asset would be reduced by a valuation allowance. The Company recorded a full valuation allowance against its deferred tax asset as of December 31, 2020 and December 31, 2019.

The Company regularly assesses and, if required, establishes accruals for uncertain tax positions that could result from assessments of additional tax by taxing jurisdictions where the Company operates. The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, based on the technical merits of the position. These accruals for uncertain tax positions are subject to a significant amount of judgment and are reviewed and adjusted on a periodic basis in light of changing facts and circumstances considering the progress of ongoing tax audits, case law, and any new legislation. There was no material change in the Company’s uncertain tax positions in the period.

Fair Value Measurements — Preferred Units Embedded Derivative

As noted in the discussion related to the Preferred Units above, the fair value of the embedded derivative is determined by a range of factors, including expected future interest rates using the Black-Karasinski model, the Company’s imputed interest rate, interest rate volatility, the expected timing of periodic cash distributions, the estimated timing for the potential exercise of the exchange option, and anticipated dividend yields of the Preferred Units. The value of the unrealized derivative liability during the year end December 31, 2020 increased by $36.1 million, as compared to the year end December 31, 2019, primarily driven by a decrease in the expected timing to exercise of the exchange option. Absent any changes to interest rate assumptions period-over-period, the value of the embedded derivative would be expected to increase significantly due to a further decrease in the expected timing to exercise of the exchange option. In general, a one percent increase in the expected imputed interest rate assumption would significantly increase the value of the embedded derivative liability at any period end, while a one percent decrease would lead a similar decrease in value.

A summary of key assumptions used to value this instrument at December 31, 2020 and 2019 is included below:

	December 31, 2020	December 31, 2019
Range of Altus Midstream Company’s Imputed Interest Rate	7.32-11.73%	9.6-12.68%
Interest Rate Volatility(1)	37.08%	21.89%
Expected Time to Exercise of the Exchange Option	5.45 Years	6.45 Years

(1)	A 1% change in either direction of the interest rate volatility assumption in any period would not have a significant effect on the valuation of the embedded feature.

Refer to Note 12—Series A Cumulative Redeemable Preferred Units within Item 15 of this Exhibit 99.1 for further discussion.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements and supplementary financial information required to be filed under this Item 8 are presented on pages F-1 through F-41 in Item 15 of this Exhibit 99.1 and are incorporated herein by reference.

ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Documents included in this Exhibit 99.1:

1. Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Altus Midstream Company:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Altus Midstream Company (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), cash flows and changes in equity and noncontrolling interests for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

We did not audit the financial statements of Gulf Coast Express Pipeline LLC (“GCX”), an entity in which the Company has a 16% interest, for the years ended December 31, 2020 and 2019; EPIC Crude Holdings, LP (“EPIC”), an entity in which the Company has a 15% interest, for the year ended December 31, 2020; or Permian Highway Pipeline LLC (“PHP”), an entity in which the Company has an approximately 26.7% interest, for the year ended December 31, 2019. In the consolidated financial statements, the Company’s equity method interest in GCX is stated at approximately $284 million and $292 million as of December 31, 2020 and 2019, respectively, and the Company’s income from equity method interest, net, of GCX is stated at approximately $42 million and $18 million for the years ended December 31, 2020 and 2019, respectively. The Company’s equity method interest in EPIC is approximately $177 million as of December 31, 2020, and the Company’s loss from equity method interest, net, of EPIC is approximately $16 million for the year ended December 31, 2020. The Company’s equity method interest in PHP is approximately $310 million as of December 31, 2019, and the Company’s income from equity method interest, net, of PHP is approximately $0.4 million for the year ended December 31, 2019. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for GCX, EPIC and PHP, is based solely on the reports of the other auditors.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Houston, Texas

February 25, 2021, except as to the revision matter within Note 1, which is as of December 14, 2021

ALTUS MIDSTREAM COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2020(1)	2019(1)	2018(1)

	(In thousands, except per share data)
REVENUES:
Midstream services revenue — affiliate (Note 3)	$144,714	$135,798	$76,750
Product sales — third parties	3,695	—	—

Total revenues	148,409	135,798	76,750
COSTS AND EXPENSES:
Costs of product sales	2,988	—	—
Operations and maintenance(2)	37,993	55,858	53,922
General and administrative(3)	13,155	10,301	7,368
Depreciation and accretion	15,945	41,480	20,068
Impairments	1,643	1,300,719	—
Taxes other than income	15,069	13,231	7,633

Total costs and expenses	86,793	1,421,589	88,991

OPERATING INCOME (LOSS)	61,616	(1,285,791)	(12,241)
Unrealized derivative instrument loss	(36,080)	(8,470)	—
Interest income	9	3,606	1,608
Income from equity method interests, net	58,739	19,069	—
Warrants valuation adjustment	1,200	11,180	9,229
Other	(2,306)	(622)	—

Total other income	21,562	24,763	10,837
Financing costs, net of capitalized interest	2,190	1,792	107

NET INCOME (LOSS) BEFORE INCOME TAXES	80,988	(1,262,820)	(1,511)
Current income tax benefit	(696)	(15)	(1,041)
Deferred income tax (benefit) expense	—	64,915	(9,460)

NET INCOME (LOSS) INCLUDING NONCONTROLLING INTERESTS	81,684	(1,327,720)	8,990
Net income attributable to Preferred Unit limited partners	75,906	38,809	—

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	5,778	(1,366,529)	8,990
Net income (loss) attributable to Apache limited partner	2,987	(1,008,039)	4,149

NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON SHAREHOLDERS	$2,791	$(358,490)	$4,841

NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON SHAREHOLDERS, PER SHARE(4)
Basic	$0.75	$(95.70)	$0.56
Diluted	0.36	(95.70)	0.56
WEIGHTED AVERAGE SHARES(4)
Basic	3,746	3,746	8,656
Diluted	16,246	3,746	8,656

(1)

This period presented has been revised to reflect the Company’s fair value change of its underlying warrants. Refer to Note 1—Summary of Significant Accounting Policies, and see the section titled Revision of Previously Issued Consolidated Financial Statements for Immaterial Adjustments for further information.

(2)

Includes amounts of $5.4 million, $8.8 million, and $9.1 million associated with related parties for the years ended December 31, 2020, 2019, and 2018, respectively. Refer to Note 3—Transactions with Affiliates.

(3)

Includes amounts of $7.0 million, $5.4 million, and $6.5 million associated with related parties for the years ended December 31, 2020, 2019, and 2018, respectively. Refer to Note 3—Transactions with Affiliates.

(4)

Share and per share amounts have been retroactively restated to reflect the Company’s reverse stock split, which was effected June 30, 2020. Refer to Note—11 Equity and Warrants for further information.

The accompanying notes to consolidated financial statements are an integral part of this statement.

ALTUS MIDSTREAM COMPANY

STATEMENT OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

	For the Year Ended December 31,
	2020(1)	2019(1)	2018(1)

	(In thousands)
NET INCOME (LOSS) INCLUDING NONCONTROLLING INTERESTS	$81,684	$(1,327,720)	$8,990
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Share of equity method interests other comprehensive income (loss)	523	(1,152)	—

COMPREHENSIVE INCOME (LOSS) INCLUDING NONCONTROLLING INTERESTS	82,207	(1,328,872)	8,990
Comprehensive income attributable to Preferred Unit limited partners	75,906	38,809	—
Comprehensive income (loss) attributable to Apache limited partner	3,389	(1,008,925)	4,149

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON SHAREHOLDERS	$2,912	$(358,756)	$4,841

(1)

This period presented has been revised to reflect the Company’s fair value change of its underlying warrants. Refer to Note 1—Summary of Significant Accounting Policies, and see the section titled Revision of Previously Issued Consolidated Financial Statements for Immaterial Adjustments for further information.

The accompanying notes to consolidated financial statements are an integral part of this statement.

ALTUS MIDSTREAM COMPANY

CONSOLIDATED BALANCE SHEET

	December 31,
	2020(1)	2019(1)

	(In thousands, except per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,188	$5,983
Accounts receivable	1,033	—
Accounts receivable from Apache Corporation (Note 1)	446	5,195
Revenue receivables (Note 3)	11,378	15,461
Inventories	3,597	4,027
Prepaid assets and other	2,127	1,071

	42,769	31,737

PROPERTY, PLANT, AND EQUIPMENT:
Property, plant, and equipment	208,870	207,270
Less: Accumulated depreciation and accretion	(13,034)	(1,468)

	195,836	205,802

OTHER ASSETS:
Equity method interests	1,555,182	1,258,048
Deferred charges and other	5,843	5,267

	1,561,025	1,263,315

Total assets	$1,799,630	$1,500,854

LIABILITIES, NONCONTROLLING INTERESTS, AND EQUITY
CURRENT LIABILITIES:
Dividends payable	$5,620	$—
Distributions payable to Apache Corporation (Note 1)	18,750	—
Current debt (Note 6)	—	9,767
Other current liabilities (Note 7)	5,613	23,925

	29,983	33,692

LONG-TERM DEBT	624,000	396,000
DEFERRED CREDITS AND OTHER NONCURRENT LIABILITIES:
Asset retirement obligation	64,062	60,095
Embedded derivative	139,009	102,929
Other noncurrent liabilities	6,424	6,699

	209,495	169,723

Total liabilities	863,478	599,415

COMMITMENTS AND CONTINGENCIES (Note 9)
Redeemable noncontrolling interest — Apache limited partner	575,125	701,000
Redeemable noncontrolling interest — Preferred Unit limited partners	608,381	555,599
EQUITY:
Class A Common Stock: $0.0001 par, 1,500,000,000 shares authorized, 3,746,460 shares issued and outstanding at December 31, 2020 and 2019(2)	1	1
Class C Common Stock: $0.0001 par, 1,500,000,000 shares authorized, 12,500,000 shares issued and outstanding at December 31, 2020 and 2019(2)	1	1
Additional paid-in capital	122,222	17,328
Accumulated deficit	(369,433)	(372,224)
Accumulated other comprehensive loss	(145)	(266)

	(247,354)	(355,160)

Total liabilities, noncontrolling interests, and equity	$1,799,630	$1,500,854

(1)

This period presented has been revised to reflect the Company’s fair value change of its underlying warrants. Refer to Note 1—Summary of Significant Accounting Policies, and see the section titled Revision of Previously Issued Consolidated Financial Statements for Immaterial Adjustments for further information.

(2)	Share amounts have been retroactively restated to reflect the Company’s reverse stock split, which was effected June 30, 2020. Refer to Note 11—Equity and Warrants for further information.

The accompanying notes to consolidated financial statements are an integral part of this statement.

ALTUS MIDSTREAM COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2020(1)	2019(1)	2018(1)(2)

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) including noncontrolling interests	$81,684	$(1,327,720)	$8,990
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unrealized derivative instrument loss	36,080	8,470	—
Depreciation and accretion	15,945	41,480	20,068
Deferred income tax expense (benefit)	—	64,915	(9,460)
Income from equity method interests, net	(58,739)	(19,069)	—
Distributions from equity method interests	80,747	25,316	—
Impairments	1,643	1,300,719	—
Warrants valuation adjustment	(1,200)	(11,180)	(9,229)
Adjustment for non-cash transactions with affiliate(2)	—	—	(4,238)
Other	3,368	907	—
Changes in operating assets and liabilities:
(Increase) decrease in inventories	430	(620)	(5,058)
(Increase) decrease in prepaid assets and other	(56)	3,877	(1,045)
Increase in accounts receivable	(1,033)	—	—
(Increase) decrease in revenue receivables (Note 2)	4,083	(4,532)	(5,602)
(Increase) decrease in account receivables from/payable to affiliate	1,043	(6,361)	4,484
Increase in interest receivable	—	—	(226)
Increase in accrued expenses	280	71	1,977
Increase in deferred charges, deferred credits and other noncurrent liabilities	19	—	—

NET CASH PROVIDED BY OPERATING ACTIVITIES	164,294	76,273	661
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(29,981)	(342,650)	(84,000)
Proceeds from sale of assets	10,240	13,309	—
Contributions to equity method interests	(327,305)	(501,352)	—
Distributions from equity method interests	17,419	—	—
Acquisition of equity method interests	—	(670,625)	(91,100)
Capitalized interest paid	(8,733)	(2,370)	—

NET CASH USED IN INVESTING ACTIVITIES	(338,360)	(1,503,688)	(175,100)
CASH FLOWS FROM FINANCING ACTIVITIES:
Redeemable noncontrolling interest - Preferred Unit limited partners, net	—	611,249	—
Distributions paid to Preferred Unit limited partners	(23,124)	—	—
Proceeds from revolving credit facility	228,000	396,000	—
Finance lease	(11,789)	(22,994)	—
Recapitalization transaction (Note 2)	—	—	628,154
Deferred facility fees	(816)	(792)	(3,780)

NET CASH PROVIDED BY FINANCING ACTIVITIES	192,271	983,463	624,374
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	18,205	(443,952)	449,935
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	5,983	449,935	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$24,188	$5,983	$449,935

SUPPLEMENTAL CASH FLOW DATA:
Accrued capital expenditures(3)	$834	$18,573	$89,810
Finance lease liability(4)	—	9,767	—
Interest paid, net of capitalized interest	1,013	903	—
Cash received for income tax refunds	696	527	—

(1)

This period presented has been revised to reflect the Company’s fair value change of its underlying warrants. Refer to Note 1—Summary of Significant Accounting Policies, and see the section titled Revision of Previously Issued Consolidated Financial Statements for Immaterial Adjustments for further information.

(2)

Prior to the Business Combination, the Company had no banking or cash management activities. Transactions with Apache and asset transfers to and from the Company were not settled in cash and are therefore reflected as a component of equity and redeemable noncontrolling interests on the consolidated balance sheet. In addition to the above, Apache contributed its investments in gas gathering, processing, and transmission facilities of approximately $484.5 million, that is included within equity and redeemable noncontrolling interests for the year ended December  31, 2018. Refer to Note 3—Transactions with Affiliates for more information.

(3)

Includes $0.4 million, $1.5 million, and $9.1 million of capital expenditures due to Apache for the years ended December  31, 2020, 2019, and 2018, respectively, pursuant to the terms of the Construction, Operations, and Maintenance Agreement entered into at the closing of the Business Combination. Refer to Note 3—Transactions with Affiliates for more information.

(4)

The Company entered into a finance lease in the first quarter of 2019 for power generators, which ended during the first quarter of 2020. The Company then exercised its option to purchase the generators.

The accompanying notes to consolidated financial statements are an integral part of this statement.

ALTUS MIDSTREAM COMPANY

STATEMENT OF CONSOLIDATED CHANGES IN EQUITY AND NONCONTROLLING INTERESTS

	Redeemable Noncontrolling Interest — Preferred Unit Limited Partners(4)	Redeemable Noncontrolling Interest — Apache Limited Partner	Class A Common Stock		Class C Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Equity (Deficit)
			Shares(2)(3)	Amount(2)	Shares(2)(3)	Amount(2)

	(In thousands)		(In thousands)
Balance at December 31, 2017	$—	$—	198	$—	6,777	$1	$574,641	$(18,575)	$—	$556,067
Issuance of shares	—	—	167	—	5,723	—	480,283	—	—	480,283
Effect of reverse recapitalization	—	1,272,066	3,381	1	—	—	(581,392)	—	—	(581,391)
Net income	—	4,149	—	—	—	—	—	4,841	—	4,841
Warrants valuation adjustment	—	—	—	—	—	—	(22,494)	—	—	(22,494)
Change in redemption value of noncontrolling interest	—	664,285	—	—	—	—	(473,502)	(190,783)	—	(664,285)

Balance at December 31, 2018 (Revised)(1)	—	1,940,500	3,746	1	12,500	1	(22,464)	(204,517)	—	(226,979)
Issuance of Series A Cumulative Redeemable Preferred Units	516,790	—	—	—	—	—	—	—	—	—
Net income (loss)	38,809	(1,008,039)	—	—	—	—	—	(358,490)	—	(358,490)
Change in redemption value of noncontrolling interest	—	(230,575)	—	—	—	—	39,792	190,783	—	230,575
Accumulated other comprehensive loss	—	(886)	—	—	—	—	—	—	(266)	(266)

Balance at December 31, 2019 (Revised)(1)	555,599	701,000	3,746	1	12,500	1	17,328	(372,224)	(266)	(355,160)
Distributions paid to Preferred Unit limited partners	(23,124)	—	—	—	—	—	—	—	—	—
Distributions payable to Apache limited partner	—	(18,750)	—	—	—	—	—	—	—	—
Common Dividends declared ($1.50 per share)	—	—	—	—	—	—	(5,620)	—	—	(5,620)
Net income	75,906	2,987	—	—	—	—	—	2,791	—	2,791
Change in redemption value of noncontrolling interests	—	(110,514)	—	—	—	—	110,514	—	—	110,514
Accumulated other comprehensive income	—	402	—	—	—	—	—	—	121	121

Balance at December 31, 2020 (Revised)(1)	$608,381	$575,125	3,746	$1	12,500	$1	$122,222	$(369,433)	$(145)	$(247,354)

(1)

This period presented has been revised to reflect the Company’s fair value change of its underlying warrants. Refer to Note 1—Summary of Significant Accounting Policies, and see the section titled Revision of Previously Issued Consolidated Financial Statements for Immaterial Adjustments for further information.

(2)

For periods prior to the Business Combination, the number of shares has been retroactively restated to reflect the number of shares received by Apache. For further detail of the Business Combination and associated financial statement presentation, please refer to Note 1—Summary of Significant Accounting Policies and Note 2—Recapitalization Transaction.

(3)	Share amounts have been retroactively restated to reflect the Company’s reverse stock split, which was effected June 30, 2020. Refer to Note 11—Equity and Warrants for further information.

(4)

Certain redemption features embedded within the Preferred Unit purchase agreement require bifurcation and measurement at fair value. For further detail, refer to Note 12—Series A Cumulative Redeemable Preferred Units.

The accompanying notes to consolidated financial statements are an integral part of this statement.

ALTUS MIDSTREAM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unless the context otherwise requires, the “Company,” “ALTM” and “Altus” refers to Altus Midstream Company and its consolidated subsidiaries. “Altus Midstream” refers to Altus Midstream LP and its consolidated subsidiaries. “Apache” refers to Apache Corporation and its consolidated subsidiaries. All references to the Company’s Class A common stock, $0.0001 par value (Class A Common Stock), and Class C common stock, $0.0001 par value (Class C Common Stock), reflect such share amounts as retrospectively restated to reflect the Company’s reverse stock split, which was effected June 30, 2020. Refer to Note—11 Equity and Warrants for further information.

Nature of Operations

Through its consolidated subsidiaries, the Company owns gas gathering, processing, and transmission assets in the Permian Basin of West Texas. Construction on the assets began in the fourth quarter of 2016, and operations commenced in the second quarter of 2017. Additionally, the Company owns equity interests in four separate Permian Basin pipeline entities that have access to various points along the Texas Gulf Coast. The Company’s operations consist of one reportable segment.

Organization

The Company originally incorporated on December 12, 2016 in Delaware under the name Kayne Anderson Acquisition Corp. (KAAC) for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. KAAC completed its initial public offering in the second quarter of 2017.

On August 3, 2018, Altus Midstream LP was formed in Delaware as a limited partnership and wholly-owned subsidiary of KAAC. On August 8, 2018, KAAC and Altus Midstream LP entered into a contribution agreement (the Contribution Agreement) with certain wholly-owned subsidiaries of Apache, including four Delaware limited partnerships (collectively, Altus Midstream Operating) and their general partner (Altus Midstream Subsidiary GP LLC, a Delaware limited liability company, and together with Altus Midstream Operating, the Altus Midstream Entities). The Altus Midstream Entities were formed by Apache between May 2016 and January 2017 for the purpose of acquiring, developing, and operating midstream oil and gas assets in the Alpine High resource play and surrounding areas (Alpine High).

On November 9, 2018 (the Closing Date) and pursuant to the terms of the Contribution Agreement, KAAC acquired from Apache the entire equity interests of the Altus Midstream Entities and options to acquire equity interests in five separate third-party pipeline projects (the Pipeline Options). The acquisition of the entities and the Pipeline Options is referred to herein as the Business Combination. In exchange, the consideration provided to Apache included economic voting and non-economic voting shares in KAAC and common units representing limited partner interests in Altus Midstream LP (Common Units). Following the Closing Date and in connection with the completion of the Business Combination, KAAC changed its name to Altus Midstream Company.

Ownership of Altus Midstream LP

As of and following the Closing Date and in connection with the completion of the Business Combination, the Company’s wholly-owned subsidiary, Altus Midstream GP LLC, a Delaware limited liability company (Altus Midstream GP), is the sole general partner of Altus Midstream LP. The Company operates its business through Altus Midstream LP and its subsidiaries, which include Altus Midstream Operating. The Company holds approximately 23.1 percent of the outstanding Common Units, and a controlling interest, in Altus Midstream, while Apache holds the remaining 76.9 percent. The Company’s Class A Common Stock continued trading on the Nasdaq under the new symbol “ALTM.”

Refer to Note 2—Recapitalization Transaction , for further discussion of the ownership structure and the partnership structure of Altus Midstream.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP).

Principles of Consolidation

The consolidated financial results of Altus Midstream are included in the Company’s consolidated financial statements due to the Company’s 100 percent ownership interest in Altus Midstream GP, and Altus Midstream GP’s control of Altus Midstream.

The Company has no independent operations or material assets other than its partnership interests in Altus Midstream, which constitutes all of its business. The Company’s only material net assets separate from Altus Midstream relate to deferred taxes and the current and deferred income tax expense (benefit) associated with its investment in Altus Midstream in 2018. In the fourth quarter of 2019, the Company recorded a full valuation allowance against its net deferred tax assets. Accordingly, the deferred tax asset balance was nil as of the years ended December 31, 2020 and 2019. Additionally, the Company’s balance sheet reflects the presentation of noncontrolling interest ownership attributable to the limited partner interests in Altus Midstream held by Apache and the holders of Series A Cumulative Redeemable Preferred Units (the Preferred Units). Refer to Note 13—Income Taxes, Note 11—Equity and Warrants, and Note 12—Series A Cumulative Redeemable Preferred Units for further information.

Variable Interest Entity

Altus Midstream is a variable interest entity (VIE) because the partners in Altus Midstream with equity at risk lack the power, through voting or similar rights, to direct the activities that most significantly impact Altus Midstream’s economic performance.

A reporting entity that concludes it has a variable interest in a VIE must evaluate whether it has a controlling financial interest in the VIE, such that it is the VIE’s primary beneficiary and should consolidate. The Company is the primary beneficiary of Altus Midstream, and therefore should consolidate Altus Midstream because (i) the Company has the ability to direct the activities of Altus Midstream that most significantly affect its economic performance, and (ii) the Company has the right to receive benefits or the obligation to absorb losses that could be potentially significant to Altus Midstream.

Redeemable Noncontrolling Interest — Apache Limited Partner

The Company’s redeemable noncontrolling interest presented in the consolidated financial statements consists of Common Units representing limited partner interests in Altus Midstream held by Apache. Pursuant to certain provisions of the partnership agreement of Altus Midstream (as amended in connection with the Business Combination, and subsequent issuance of Preferred Units, the Amended LPA), the limited partner interests held by Apache are equal to the number of shares of the Company’s Class  C Common Stock held by Apache (see Note 2—Recapitalization Transaction for further information).

The Company initially recorded the redeemable noncontrolling interest upon the issuance of the Common Units to Apache as part of the Business Combination and based on the recapitalization value ascribed at the Closing Date to the limited partner interest. All or a portion of these Common Units may be redeemed at Apache’s option. The Company has the ability to settle the redemption option either (i) in shares of Class A Common Stock on a one-for-one basis or (ii) in cash (based on the fair market value of the Class A Common Stock as determined pursuant to the Contribution Agreement), subject to customary conversion rate adjustments for stock splits, stock dividends, and reclassifications. Upon the future redemption or exchange of Common Units held by Apache, a corresponding number of shares of Class C Common Stock will be cancelled.

The Company’s policy is to record the redeemable noncontrolling interest represented by the Common Units held by Apache at the higher of (i) its initial fair value plus accumulated earnings/losses associated with the noncontrolling interest or (ii) the redemption value as of the balance sheet date.

See discussion and additional detail further discussed in Note 2—Recapitalization Transaction and Note 11—Equity and Warrants.

Redeemable Noncontrolling Interest — Preferred Unit Limited Partners

On June 12, 2019, Altus Midstream issued and sold the Preferred Units in a private offering, and the purchasers of the Preferred Units were admitted as limited partners of Altus Midstream. The Preferred Units will be exchangeable for shares of the Company’s Class A Common Stock at the option of the Preferred Unit holders after the seventh anniversary of the closing of the Preferred Unit offering or upon the occurrence of specified events, unless otherwise redeemed by Altus Midstream.

The Preferred Units are accounted for on the Company’s consolidated balance sheet as a redeemable noncontrolling interest classified as temporary equity based on the terms of the Preferred Units. Certain redemption features embedded within the terms of the Preferred Units require bifurcation and measurement at fair value and are accounted for on the Company’s consolidated balance sheet as a long-term liability embedded derivative.

See discussion and additional detail further discussed in Note 12—Series A Cumulative Redeemable Preferred Units and Note 15—Fair Value Measurements.

Equity Method Interests

The Company follows the equity method of accounting when it does not exercise control over its equity interests, but can exercise significant influence over the operating and financial policies of the entity. Under this method, the equity interests are carried originally at acquisition cost, increased by Altus’ proportionate share of the equity interest’s net income and contributions made by Altus, and decreased by Altus’ proportionate share of the equity interest’s net losses and distributions received by Altus. Please refer to Note 10—Equity Method Interests, for further details of the Company’s equity method interests.

Financial Statement Presentation

While Altus Midstream Company (formerly KAAC) was the surviving legal entity, the Business Combination was accounted for as a reverse recapitalization. As such, Altus Midstream Company was treated as the acquired company for financial reporting purposes.

As a result of the Altus Midstream Entities being the accounting acquirer, the historical operations of the Altus Midstream Entities are deemed to be those of the Company. Thus, the financial statements included in this report reflect: (i) the historical operating results of the Altus Midstream Entities prior to the Business Combination; (ii) the net assets of the Altus Midstream Entities at their historical cost; (iii) the consolidated results of the Company and the Altus Midstream Entities following the closing of the Business Combination; and (iv) the Company’s equity structure for all periods presented. No step-up in basis of the contributed assets and no intangible assets or goodwill was recorded in the Business Combination.

Use of Estimates

Preparation of financial statements in conformity with GAAP and disclosure of contingent assets and liabilities requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. The Company evaluates its estimates and assumptions on a regular basis. Actual results may differ from these estimates and assumptions used in preparation of its financial statements, and changes in these estimates are recorded when known.

Fair Value Measurements

Accounting Standards Codification (ASC) 820-10-35, “Fair Value Measurement” (ASC 820), provides a hierarchy that prioritizes and defines the types of inputs used to measure fair value. The fair value hierarchy gives the highest priority to Level 1 inputs, which consist of unadjusted quoted prices for identical instruments in active markets. Level 2 inputs consist of quoted prices for similar instruments. Level 3 valuations are derived from inputs that are significant and unobservable; hence, these valuations have the lowest priority.

The valuation techniques that may be used to measure fair value include a market approach, an income approach and a cost approach. A market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

An income approach uses valuation techniques to convert future amounts to a single present amount based on current market expectations, including present value techniques, option-pricing models, and the excess earnings method. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).

Embedded features identified within the Company’s agreements are bifurcated and measured at fair value at the end of each period on the Company’s consolidated balance sheet. Such recurring fair value measurements are presented in further detail in Note 15—Fair Value Measurements. The Company also uses fair value measurements on a nonrecurring basis when certain qualitative assessments of its assets indicate a potential impairment. During the years ended December 31, 2020 and 2019, the Company recorded an impairment of $1.6 million and $1.3 billion, respectively, on certain assets. Refer to Property, Plant and Equipment—Impairment within this Note below and Note 5—Property, Plant and Equipment, for further detail.

Cash and Cash Equivalents

The Company considers all highly liquid short-term investments with a maturity of three months or less at the time of purchase to be cash equivalents. These investments are carried at cost, which approximates fair value. As of December 31, 2020 and 2019, Altus Midstream had $24.2 million and $6.0 million, respectively, of cash and cash equivalents.

Revenue Receivable

For each period presented and upon commencement of operations, revenues were primarily generated from midstream services provided to Apache, which included gathering, processing, and transmission of natural gas. Revenue receivables represents revenues accrued that have been earned by Altus Midstream but not yet invoiced to Apache. There were no doubtful accounts written off, nor have we provided an allowance for doubtful accounts, as of December 31, 2020 and 2019.

Inventories

Inventories consist principally of equipment and material, stated at the lower of cost or net realizable value. As part of its impairment for long-lived assets, the Company recorded an inventory allowance of $11.1 million to its estimated net realizable value as of December 31, 2019. No additional inventory allowance was recorded for the year ended December 31, 2020.

Property, Plant, and Equipment

Property, plant, and equipment consists of the costs incurred to acquire and construct midstream assets including capitalized interest.

Depreciation

Depreciation is computed over each asset’s estimated useful life using the straight-line method based on estimated useful lives and estimated asset salvage values. The estimated lives are generally 30 years for plants and facilities and 40 years for pipelines and such estimated useful lives were used to depreciate the Company’s assets in 2019 and 2018. The estimation of useful life also takes into consideration anticipated production lives from the fields serviced by these assets, whether Apache-operated or third-party. Determination of depreciation expense requires judgment regarding the estimated useful lives and salvage values of property, plant, and equipment. As circumstances warrant, depreciation estimates are reviewed to determine if any changes in the underlying assumptions are necessary. Given the fourth quarter impairment discussed under Impairment below, and as discussed further in Note 5—Property, Plant and Equipment, the Company reassessed the useful life of its assets in January of 2020. This assessment resulted in a change to estimated useful lives on its impaired assets to 12 years. For the years ended December 31, 2020, 2019, and 2018 depreciation expense totaled $12.0 million, $39.8 million, and $18.7 million, respectively.

Asset Retirement Obligations and Accretion

The initial estimated asset retirement obligation related to property, plant, and equipment and subsequent revisions are recorded as a liability at fair value, with an offsetting asset retirement cost recorded as an increase to the associated property, plant, and equipment on the consolidated balance sheet. Revisions in estimated liabilities can result from changes in estimated inflation rates, changes in service and equipment costs, and changes in the estimated timing of an asset’s retirement. Asset retirement costs are depreciated using a systematic and rational method similar to that used for the associated property, plant, and equipment. Accretion expense on the liability is recognized over the estimated productive life of the related assets and is included on the consolidated statements of operations under “Depreciation and accretion.” For the years ended December 31, 2020, 2019, and 2018 accretion expense totaled $4.0 million, $1.6 million, and $1.3 million, respectively.

Capitalized Interest

Interest is capitalized as part of the historical cost of developing and constructing assets. Significant midstream development assets, including assets owned by Altus through its equity method interests, that have not commenced operations qualify for interest capitalization. Capitalized interest is determined by multiplying Altus Midstream’s weighted-average borrowing cost of debt by the average amount of qualifying midstream assets. The amount of capitalized interest cannot be greater than actual interest incurred. Once an asset is placed into service, the associated capitalization of interest ceases and is expensed through depreciation over the asset’s useful life.

Impairment

The Company assesses the carrying amount of its property, plant, and equipment whenever events or changes in circumstances indicate a possible significant deterioration in future cash flows expected to be generated by an asset group. Individual assets are grouped for impairment purposes based on the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other asset groups. If, upon review, the carrying amount of an asset group is greater than the sum of the undiscounted expected cash flows, an impairment loss is recognized for the excess of the carrying value over its fair value.

During the fourth quarter of 2020, the Company sold certain of its power generators and, as a result, the remaining power generators owned by the Company were remeasured at fair value based on the proceeds from such sale. This remeasurement resulted in an impairment of $1.6 million on these assets, and this nonrecurring fair value measurement is classified as Level 1 in the fair value hierarchy based on the negotiated sales price.

Apache, as part of its fourth quarter 2019 review of its capital expenditure program, notified Altus that it had materially reduced its investment plans and had no plans to drill new wells at Alpine High. This notification prompted Altus management to assess its long-lived infrastructure assets for impairment, and as a result of this assessment, Altus recorded impairments of $1.3 billion on its gathering, processing, and transmission assets in the fourth quarter of 2019. Altus also recorded an impairment charge of $9.3 million in the third quarter of 2019 related to the cancellation of construction on a previously planned compressor station. The fair values of the impaired assets were determined using a combination of the income approach and the market approach (when direct sales bids on equivalent equipment was provided from third parties). The income approach considered several internal estimates of future throughput volumes, processing rates, and costs. The assumptions were applied to develop future cash flow projections that were then discounted to estimated fair value, using a discount rate believed to be consistent with those applied by market participants. Altus has classified these nonrecurring fair value measurements as Level 3 in the fair value hierarchy.

No impairments were recorded for the year ended December 31, 2018.

These asset impairments are recorded within “Impairments” on the Company’s consolidated statement of operations. Refer to Note 5—Property, Plant and Equipment, for further detail.

Revision of Previously Issued Consolidated Financial Statements for Immaterial Adjustments

Warrants

On April 12, 2021, the SEC Staff issued a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (SPACs) (the SEC Staff Statement). The SEC Staff Statement addresses certain accounting and reporting considerations related to warrants of a kind similar to the Company’s public and private warrants outstanding at the time of the Business Combination. The SEC determined that certain features of warrants issued in SPAC transactions common across many entities, such as those outstanding for the Company, should be recorded as a derivative liability under ASC 815 “Derivatives and Hedges” with any changes in fair value being recorded as a gain or loss in the Company’s Statement of Consolidated Operations. The Company has historically accounted for its warrants as equity, with no change in fair value being recorded in the applicable period. The Company has concluded that the previous accounting for its warrants as equity rather than as a liability was an immaterial error in each applicable period. The Company has corrected this immaterial error by revising its consolidated financial statements as of and for the years ended December 31, 2020, 2019, and 2018 and the related notes included herein to include the effect of accounting for the warrants as a liability from the date of the Business Combination. Note 11—Equity and Warrants, Note 13—Income Taxes, Note 14—Net Income (Loss) Per Share, and Note 15—Fair Value Measurements have also been updated to reflect this revision.

The impacts of this adjustment in fiscal years 2020, 2019, and 2018, as presented in the accompanying financial statements, are as follows:

Statement of Consolidated Operations:

	For the Year Ended December 31, 2020
	As Reported	Change	As Revised

	(In thousands)
Warrants valuation adjustment	$—	$1,200	$1,200
Total other income (loss)	20,362	1,200	21,562
Net income (loss) before income taxes	79,788	1,200	80,988
Net income (loss) including noncontrolling interests	80,484	1,200	81,684
Net income (loss) attributable to common shareholders	4,578	1,200	5,778
Net income (loss) attributable to Class A common shareholders	1,591	1,200	2,791
Net Income (Loss) Attributable To Class A Common Shareholders, Per Share
Basic	$0.42	$0.33	$0.75
Diluted	$0.28	$0.08	$0.36

	For the Year Ended December 31, 2019
	As Reported	Change	As Revised

	(In thousands)
Warrants valuation adjustment	$—	$11,180	$11,180
Total other income (loss)	13,583	11,180	24,763
Net income (loss) before income taxes	(1,274,000)	11,180	(1,262,820)
Net income (loss) including noncontrolling interests	(1,338,900)	11,180	(1,327,720)
Net income (loss) attributable to common shareholders	(1,377,709)	11,180	(1,366,529)
Net income (loss) attributable to Class A common shareholders	(369,670)	11,180	(358,490)
Net Income (Loss) Attributable To Class A Common Shareholders, Per Share
Basic	$(98.68)	$2.98	$(95.70)
Diluted	$(98.68)	$2.98	$(95.70)

	For the Year Ended December 31, 2018
	As Reported	Change	As Revised

	(In thousands)
Warrants valuation adjustment	$—	$9,229	$9,229
Total other income (loss)	1,608	9,229	10,837
Net income (loss) before income taxes	(10,740)	9,229	(1,511)
Net income (loss) including noncontrolling interests	(239)	9,229	8,990
Net income (loss) attributable to common shareholders	(239)	9,229	8,990
Net income (loss) attributable to Class A common shareholders	(4,388)	9,229	4,841
Net Income (Loss) Attributable To Class A Common Shareholders, Per Share
Basic	$(0.51)	$1.07	$0.56
Diluted	$(0.51)	$1.07	$0.56

Statement of Consolidated Comprehensive Income (Loss):

	For the Year Ended December 31, 2020
	As Reported	Change	As Revised

	(In thousands)
Net income (loss) including noncontrolling interests	$80,484	$1,200	$81,684
Comprehensive income (loss) including noncontrolling interests	81,007	1,200	82,207
Comprehensive income (loss) attributable to Class A Common Shareholders	1,712	1,200	2,912

	For the Year Ended December 31, 2019
	As Reported	Change	As Revised

	(In thousands)
Net income (loss) including noncontrolling interests	$(1,338,900)	$11,180	$(1,327,720)
Comprehensive income (loss) including noncontrolling interests	(1,340,052)	11,180	(1,328,872)
Comprehensive income (loss) attributable to Class A Common Shareholders	(369,936)	11,180	(358,756)

	For the Year Ended December 31, 2018
	As Reported	Change	As Revised

	(In thousands)
Net income (loss) including noncontrolling interests	$(239)	$9,229	$8,990
Comprehensive income (loss) including noncontrolling interests	(239)	9,229	8,990
Comprehensive income (loss) attributable to Class A Common Shareholders	(4,388)	9,229	4,841

Consolidated Balance Sheet:

	December 31, 2020
	As Reported	Change	As Revised

	(In thousands)
Other noncurrent liabilities	$5,539	$885	$6,424
Total liabilities	862,593	885	863,478
Additional paid-in capital	144,716	(22,494)	122,222
Accumulated equity (deficit)	(391,042)	21,609	(369,433)

	December 31, 2019
	As Reported	Change	As Revised

	(In thousands)
Other noncurrent liabilities	$4,614	$2,085	$6,699
Total liabilities	597,330	2,085	599,415
Additional paid-in capital	39,822	(22,494)	17,328
Accumulated equity (deficit)	(392,633)	20,409	(372,224)

Statement of Consolidated Cash Flows:

	For the Year Ended December 30, 2020
	As Reported	Change	As Revised

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) including noncontrolling interests	$80,484	$1,200	$81,684
Warrants valuation adjustment	—	(1,200)	(1,200)
Net Cash Provided by Operating Activities	164,294	—	164,294

	For the Year Ended December 30, 2019
	As Reported	Change	As Revised

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) including noncontrolling interests	$(1,338,900)	$11,180	$(1,327,720)
Warrants valuation adjustment	—	(11,180)	(11,180)
Net Cash Provided by Operating Activities	76,273	—	76,273

	For the Year Ended December 30, 2018
	As Reported	Change	As Revised

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) including noncontrolling interests	$(239)	$9,229	$8,990
Warrants valuation adjustment	—	(9,229)	(9,229)
Net Cash Provided by Operating Activities	661	—	661

Accounts Receivable From/Payable To Apache

The accounts receivable from or payable to Apache represent the net result of Altus Midstream’s monthly revenue, capital and operating expenditures, and other miscellaneous transactions to be settled with Apache as provided under the Construction, Operations and Maintenance Agreement (COMA) between the two entities. Generally, cash in this amount will be transferred to Apache in the month after the Company’s transactions are processed and the net results of operations are determined. However, from time to time, the Company may estimate and transfer the cash settlement amount in the month the transactions are processed, in order to minimize related-party working capital balances. See discussion and additional detail in Note 3—Transactions with Affiliates.

Distributions to Apache

In December 2020, the general partner of Altus Midstream declared a cash distribution of $1.50 per Common Unit payable by Altus Midstream in the first quarter of 2021, totaling $24.4 million. Apache, through its 76.9 percent ownership of the outstanding Common Units, will receive approximately $18.8 million of this distribution. Please refer to Note 11—Equity and Warrants for further information.

General and Administrative Expense

General and administrative (G&A) expense represents indirect costs and overhead expenditures incurred by the Company associated with managing the midstream assets.

In connection with the closing of the Business Combination, the Company entered into the COMA, as described above, pursuant to which Apache will provide certain services related to the design, development, construction, operation, management, and maintenance of Altus Midstream’s assets, on the Company’s behalf. See discussion and additional detail further discussed in Note 3—Transactions with Affiliates.

Maintenance and Repairs

Routine maintenance and repairs are charged to expense as incurred. The Company had no non-routine maintenance or repair costs in any period presented.

Income Taxes

The Company is subject to federal income tax and recognizes deferred tax assets and liabilities based on the difference between the financial statement carrying value and tax basis of its investment in Altus Midstream. For federal income tax purposes, Altus Midstream is regarded as a partnership and not subject to income tax. Income and deductions associated with Altus Midstream and the Altus Midstream Entities flow through to the Company. As such, Altus Midstream and the Altus Midstream Entities do not record a federal income tax provision.

The Company, Altus Midstream, and the Altus Midstream Entities are also subject to the Texas margin tax. The Texas margin tax is assessed on corporations, limited liability companies, and limited partnerships. As such, each entity recognizes state deferred tax assets and liabilities based on the differences between the financial statement carrying value and tax basis of assets and liabilities on the balance sheet.

The Company routinely assesses the ability to realize its deferred tax assets. If the Company concludes that it is more likely than not that some or all of the deferred tax assets will not be realized, the tax asset is reduced by a valuation allowance. In connection with this assessment, the Company maintained a full valuation allowance against its net deferred tax asset as of December 31, 2020 and 2019.

Change in Accounting Policy

Historically, the Company reported income and loss from equity method interests on a one-month reporting lag. Effective October 1, 2019, the Company eliminated this one-month reporting lag. In accordance with ASC 810-10-45-13, “A Change in the Fiscal Year-End Lag Between Subsidiary and Parent” (ASC 810), the elimination of this previously existing reporting lag is considered a voluntary change in accounting principle in accordance with ASC 250-10-50, “Change in Accounting Principle.” The Company believes that this change in accounting principle is preferable as it provides the Company with the ability to present the results of its equity method interests for the same period as all other consolidated results of the Company, which improves overall financial reporting to investors by providing the most current information available. The Company has not retrospectively applied the change in accounting principle since its impact to the consolidated balance sheet and related statements of operations and cash flows was immaterial for all periods. For more information on equity method interests owned by the Company, please refer to Note 10—Equity Method Interests.

Recently Adopted Accounting Standards

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-13, “Financial Instruments-Credit Losses.” The standard changes the impairment model for trade receivables, held-to-maturity debt securities, net investments in leases, loans, and other financial assets measured at amortized cost. This ASU requires the use of a new forward-looking “expected loss” model compared to the current “incurred loss” model, resulting in accelerated recognition of credit losses. The Company adopted this standard in the first quarter of 2020 with no material impact on its financial statements.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This pronouncement is part of the Simplification Initiative and simplifies the accounting for income taxes by removing certain exceptions to the general principles of ASC Topic 740 “Income Taxes.” In addition, the amendment improves consistent application of and simplifies GAAP for other areas of ASC Topic 740 by clarifying and amending existing guidance. This update is effective for the Company beginning in the first quarter of 2021, with early adoption permitted. The Company early adopted this standard in the first quarter of 2020 with no material impact on its financial statements.

New Pronouncements Issued But Not Yet Adopted

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848),” which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by the discontinuation of the London Interbank Offered Rate (LIBOR) or by another reference rate expected to be discontinued. In January 2021, the FASB issued ASU 2021-01, which clarified the scope and application of the original guidance. The guidance was effective beginning March 12, 2020 and can be applied prospectively through December 31, 2022. The Company is evaluating whether to apply any of these expedients and, if elected, will adopt these standards when LIBOR is discontinued.

In August 2020, the FASB issued ASU 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40)” to improve financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. This update is effective for the Company beginning in the first quarter of 2022, with early adoption permitted, using either the modified or fully retrospective method with a cumulative effect adjustment to the opening balance of retained earnings. The Company is evaluating the effect of adoption of the ASU and does not believe it will have a material impact on its financial statements.

2. RECAPITALIZATION TRANSACTION

Background and Summary

On August 8, 2018, KAAC and its then wholly-owned subsidiary, Altus Midstream LP, entered into the Contribution Agreement with certain wholly-owned subsidiaries of Apache, including the Altus Midstream Entities. The terms of the Contribution Agreement included that Altus Midstream would acquire from Apache, all of the outstanding equity interests in each of the Altus Midstream Entities and the Pipeline Options to acquire equity interests in certain third-party pipeline projects.

The Company consummated the Business Combination and certain other transactions contemplated by the Contribution Agreement on the Closing Date. On the Closing Date:

•	Altus Midstream issued Common Units to Apache, and the Company issued to Apache an equivalent number of shares of a newly-created class of voting-only common stock (Class C Common Stock).

•

The Company issued to Apache (i) newly issued shares of Class A Common Stock, (ii) warrants exercisable for shares of Class A Common Stock, and (iii) the right to receive additional shares of Class A Common Stock, based upon the achievement of certain price and operational thresholds.

•

The Company contributed $628.2 million in cash to Altus Midstream and in return, Altus Midstream issued to the Company a number of Common Units equal to the total number of shares of the Company’s Class A Common Stock outstanding as of the Closing Date.

For further discussion of Apache’s right to receive additional shares of Class A Common Stock, and other outstanding equity instruments that may impact ownership interests and the limited partnership interests of Altus Midstream in future periods, please see Note 11—Equity and Warrants.

Ownership of Altus

Upon the closing of the Business Combination and as of December 31, 2020, Altus’ wholly-owned subsidiary, Altus Midstream GP, was the sole general partner of Altus Midstream and the Company held an approximate 23.1 percent controlling interest in Altus Midstream. Altus Midstream’s other limited partner (Apache) held the remaining 76.9 percent noncontrolling interest.

Additionally, as of the Closing Date and at December 31, 2020, Apache was the largest single holder of the Company’s voting common stock, comprising 100 percent of newly-created, non-economic Class C Common Stock, and approximately 9.8 percent of economic, Class A Common Stock.

The Amended LPA contains certain provisions intended to ensure that a one-to-one ratio is maintained, at all times and subject only to limited exceptions, between (i) the number of outstanding shares of Class A Common Stock and the number of Common Units held by Altus and (ii) the number of outstanding shares of Class C Common Stock and the number of Common Units held by Apache.

For further discussion of the earn-out consideration provided to Apache and outstanding equity instruments that may impact ownership interests and the limited partnership interests of Altus Midstream in future periods, please see Note 11—Equity and Warrants and Note 12—Series A Cumulative Redeemable Preferred Units.

Cash Contribution to Altus Midstream

As illustrated in the table below, the cash contribution to Altus Midstream was funded primarily from (i) the private placement of shares of Class A Common Stock to certain qualified institutional buyers and accredited investors, which closed immediately prior to the Business Combination, and (ii) the funds remaining from the Company’s initial public offering, net of cash paid to shareholders who redeemed shares.

For further discussion of the significant transactions impacting the Company’s ownership structure throughout the historical period, including the private placement, as well as the initial public offering and subsequent share redemptions, please see Note 11—Equity and Warrants.

Net Proceeds
(In thousands)
Cash from private placement	$572,340
Cash remaining from initial public offering (net of redemptions)(1)	84,339
Issuance of newly-created Class C Common Stock to Apache	25
Less: deferred underwriter fees	(13,206)
Less: closing fees and other(2)	(15,344)

Net cash received by Altus Midstream LP at the Closing Date	$628,154

(1)

Pursuant to the terms of KAAC’s amended and restated certificate of incorporation, public stockholders had the opportunity, in connection with the Business Combination, to redeem shares of Class A Common Stock. A total of 1,473,493 shares (as retroactively restated to reflect the Company’s reverse stock split, which was effected June 30, 2020) were redeemed for an aggregate amount of approximately $298.8 million. Refer to Note 11—Equity and Warrants, for further information.

(2)	Includes the repayment of a loan with a related party. Refer to Note 3—Transactions with Affiliates, for further information.

Number of Shares at the Closing Date

The number of shares issued and outstanding immediately following the closing of the Business Combination is summarized in the table below.

number of shares	Class A Common Stock(1)	Class B Common Stock(1)(2)	Class C Common Stock(1)
Shares outstanding prior to the Business Combination	1,886,606	471,646	—
Less: redemption of public shares(3)	(1,473,493)	—	—
Add: shares issued in private placement	2,861,701	—	—

Total shares outstanding prior to the Business Combination	3,274,814	471,646	—
Shares, in connection with the Business Combination:
Forfeited(4)	—	(365,646)	—
Converted(2)	106,000	(106,000)	—

Total shares outstanding immediately prior to the Closing Date	3,380,814	—	—
Issued as consideration to Apache(5)	365,646	—	12,500,000

Total shares outstanding at the Closing Date	3,746,460	—	12,500,000

(1)	Share amounts have been retroactively restated to reflect the Company’s reverse stock split, which was effected June 30, 2020. Refer to Note 11— Equity and Warrants for further information.
(2)

Shares of Class B Common Stock, $0.0001 par value (Class B Common Stock), were purchased by the Sponsor, upon the Company’s incorporation in December 2016. Class B Common Stock is identical to Class A Common Stock except that they automatically converted to Class A Common Stock at the time of the Business Combination.

(3)

Pursuant to the terms of KAAC’s amended and restated certificate of incorporation, public stockholders had the opportunity, in connection with the Business Combination, to redeem shares of Class A Common Stock. A total of 1,473,493 shares were redeemed for an aggregate amount of approximately $298.8 million.

(4)

In connection with the Business Combination, the Sponsor agreed to forfeit shares of Class B Common Stock. As part of the consideration transferred in the Business Combination, 365,646 newly-issued shares of Class A Common Stock were issued to Apache, equivalent to the number of shares of Class B Common Stock forfeited by the Sponsor. Additionally, the Sponsor forfeited a number of warrants originally issued simultaneously with the public offering.

(5)

The equity structure of the Altus Midstream Entities (the accounting acquirer) has been restated to reflect the number of shares of Altus Midstream Company (the accounting acquiree) issued in the recapitalization transaction. Please refer to the section below entitled “Basis of Presentation of Equity Structure” for further discussion.

Basis of Presentation of Equity Structure

As discussed in Note 1— Summary of Significant Accounting Policies, the Business Combination was accounted for as a reverse recapitalization, with Altus Midstream Company treated as the acquired company, and the Altus Midstream Entities treated as the acquirer, for financial reporting purposes. Therefore, the equity structure in the consolidated financial statements is that of the Company restated for all periods presented.

In accordance with guidance applicable to these circumstances, the equity structure has been restated in all comparative periods up to the Closing Date, to reflect the number of shares issued to Apache in connection with the recapitalization transaction. The value allocated to the shares issued to Apache reflects the capital structure of the Altus Midstream Entities prior to the Business Combination, which solely comprised capital contributions from Apache. Accordingly, shares of common stock issued to Apache in exchange for its ownership interests in the Altus Midstream Entities are retroactively restated from May 26, 2016 (inception), proportionate to the capital contributions made by Apache to the Altus Midstream Entities up to the Closing Date.

3. TRANSACTIONS WITH AFFILIATES

Revenues

The Company has contracted to provide services including gas gathering, compression, processing, transmission, and NGL transmission, pursuant to acreage dedications provided by Apache, comprising the entire Alpine High acreage. In accordance with the terms of these agreements, the Company receives prescribed fees based on the type and volume of product for which the services are provided. Additionally, beginning in 2020 Altus Midstream entered into three agreements to provide operating and maintenance services for Apache’s compressors in exchange for a fixed monthly fee per compressor serviced.

Revenues generated under these agreements are presented on the Company’s consolidated statement of operations as “Midstream services revenue — affiliate.” Revenues earned that have not yet been invoiced to Apache are presented on the Company’s consolidated balance sheet as “Revenue receivables.” Refer to Note 4—Revenue Recognition, for further discussion.

Cost and Expenses

The Company has no employees, and prior to the Business Combination, the Company had no banking or cash management facilities. As such, the Company has contracted with Apache to receive certain operational, maintenance, and management services. In accordance with the terms of these agreements, the Company incurred operations and maintenance expenses of $5.4 million, $8.8 million, and $9.1 million for the years ended December 31, 2020, 2019, and 2018, respectively. The Company incurred general and administrative expenses of $7.0 million, $5.4 million, and $6.5 million for the years ended December 31, 2020, 2019, and 2018 respectively, including expenses related to the operational services agreement and the COMA. Further information on the related-party agreements in place during the period is provided below.

Operational Services Agreement

Prior to the Business Combination, Apache provided operations, maintenance, and management services to Altus Midstream Operating, pursuant to a service agreement (the Services Agreement). In accordance with the terms of the Services Agreement, Apache received a fixed fee per month for its overhead and indirect costs incurred on behalf of Altus Midstream Operating. All costs incurred by Altus Midstream Operating were paid by Apache.

Construction, Operations, and Maintenance Agreement

At the closing of the Business Combination, the Company entered into the COMA with Apache. Under the terms of the COMA, Apache provides certain services related to the design, development, construction, operation, management, and maintenance of certain gathering, processing and other midstream assets, on behalf of the Company. In return, the Company paid or will pay fees to Apache of (i) $3.0 million for the period beginning on the execution of the COMA at the closing of the Business Combination through December 31, 2019, (ii) $5.0 million for the period of January 1, 2020 through December 31, 2020, (iii) $7.0 million for the period of January 1, 2021 through December 31, 2021 and (iv) $9.0 million annually thereafter, adjusted based on actual internal overhead and general and administrative costs incurred, until terminated. The annual fee was negotiated as part of the Business Combination to reimburse Apache for indirect costs of performing administrative corporate functions for the Company, including services for information technology, risk management, corporate planning, accounting, cash management, and others.

In addition, Apache may be reimbursed for certain internal costs and third-party costs incurred in connection with its role as service provider under the COMA. Costs incurred by Apache directly associated with midstream activity, where substantially all the services are rendered for Altus Midstream, are charged to Altus Midstream on a monthly basis.

The COMA stipulates that the Company shall provide reimbursement of amounts owing to Apache attributable to a particular month by no later than the last day of the immediately following month. Unpaid amounts accrue interest until settled.

The COMA will continue to be effective until terminated (i) upon the mutual consent of Altus and Apache, (ii) by either of Altus and Apache, at its option, upon 30 days’ prior written notice in the event Apache or an affiliate no longer owns a direct or indirect interest in at least 50 percent of the voting or other equity securities of Altus, or (iii) by Altus if Apache fails to perform any of its covenants or obligations due to willful misconduct of certain key personnel and such failure has a material adverse financial impact on Altus.

Lease Agreements

Concurrent with the closing of the Business Combination, Altus Midstream entered into an operating lease agreement with Apache (the Lease Agreement) relating to the use of certain office buildings, warehouse and storage facilities located in Reeves County, Texas. Under the terms of the Lease Agreement, Altus Midstream shall pay to Apache on a monthly basis the sum of (i) a base rental charge of $44,500 and (ii) an amount based on Apache’s estimate of the annual costs it expects to incur in connection with the ownership, operation, repair, and/or maintenance of the facilities. The Company incurred total expenses of $0.8 million, $1.1 million and $0.1 million for the years ended December 31, 2020, 2019 and 2018, respectively, in relation to the Lease Agreement, which are included within operations and maintenance expenses. Unpaid amounts accrue interest until settled. The initial term of the Lease Agreement is four years and may be extended by Altus Midstream for three additional, consecutive periods of twenty-four months. To accommodate Altus Midstream’s desire to vacate the leased premises, the Lease Agreement was amended in July 2020 to provide for its termination with respect to all or any portion of the leased premises which Apache may sell, with a pro rata rent reduction if Apache sells less than all of the leased premises.

The Company classified this lease as an operating lease and elected to account for lessee-related lease and non-lease components as a single lease component. The right-of-use (ROU) asset related to this lease is reflected within “Deferred charges and other” on the Company’s consolidated balance sheet, and the associated operating lease liability is reflected within “Other current liabilities” and “Other noncurrent liabilities,” as applicable.

Operating lease expense associated with ROU assets is recognized on a straight-line basis over the lease term. Lease expense is reflected on the consolidated statement of operations commensurate with the leased activities and nature of the services performed. The undiscounted future minimum lease payments as of December 31, 2020 are $0.6 million and $0.4 million for 2021 and 2022, respectively.

In July of 2020, Altus Midstream entered into an operating lease agreement with Apache related to the use of certain of Altus Midstream’s compressors. Under the terms of the agreement, Apache pays Altus Midstream fixed monthly lease payments of $110,000, which are recorded as “Other” in the Company’s consolidated statement of operations. The lease agreement has an initial term of thirty months and automatically extends on a month to month basis unless either party cancels the agreement. In November of 2020, Altus Midstream entered into a second operating lease agreement with Apache which commenced in January of 2021. The terms of this agreement are the same as described above with the exception of monthly lease payments being $75,000. Altus also earns a monthly fee to operate and maintain the compressors under lease. Refer to Note 4—Revenue Recognition for further discussion.

Capitalized Interest

Prior to the Business Combination, the Company’s operations were funded entirely by contributions from Apache. Accordingly, Apache allocated a portion of interest on its corporate debt in determining capitalized interest associated with the development of Altus Midstream Operating. Commensurate with Apache’s calculation, interest is capitalized as part of the historical cost of developing and constructing assets. Significant midstream development assets that have not commenced operations qualify for interest capitalization. The associated capitalized interest was determined by multiplying Apache’s weighted-average borrowing cost of debt by the average amount of qualifying midstream assets. The amount of interest allocated and capitalized was $8.2 million for the year ended December 31, 2018. Management believes the methods used to allocate such expenses incurred by Apache on behalf of the Company are reasonable. Following the closing of the Business Combination, capitalized interest is determined based on interest expense incurred by Altus Midstream. Refer to Note 6—Debt and Financing Costs, for further information.

Distributions to Apache

In December 2020, the general partner of Altus Midstream declared a cash distribution of $1.50 per Common Unit payable by Altus Midstream in the first quarter of 2021, totaling $24.4 million. Apache, through its 76.9 percent ownership of the outstanding Common Units, will receive approximately $18.8  million of this distribution. Please refer to Note 11—Equity and Warrants for further information.

Business Combination Agreements

Limited Partnership Agreement of Altus Midstream LP

In connection with the Business Combination, Altus Midstream Company, Altus Midstream GP, Altus Midstream LP, and Apache entered into an amended and restated limited partnership agreement of Altus Midstream LP, which was further amended in connection with the subsequent issuance of Preferred Units. The Amended LPA sets forth, among other things, the rights and obligations of (i) Altus Midstream GP as general partner and (ii) Altus Midstream Company, Apache, and Preferred Unit holders as limited partners of Altus Midstream LP. Altus Midstream GP is not entitled to reimbursement for its services as general partner. Refer to Note 1—Summary of Significant Accounting Policies, Note 2—Recapitalization Transaction, and Note 12—Series A Cumulative Redeemable Preferred Units, for further information.

Purchase Rights and Restrictive Covenants Agreement

At the closing of the Business Combination, the Company entered into a purchase rights and restrictive covenants agreement (the Purchase Rights and Restrictive Covenants Agreement) with Apache. Under the Purchase Rights and Restrictive Covenants Agreement, until the later of the five-year anniversary of the Closing and the date on which Apache and its affiliates cease to own a majority of the Company’s voting common stock, Apache is obligated to provide (i) the first right to pursue any opportunity (including any expansion opportunities) of Apache to acquire or invest, directly or indirectly (including equity investments), in any midstream assets or participate in any midstream opportunities located, in whole or part, within an area covering approximately 1.7 million acres in Reeves, Pecos, Brewster, Culberson, and Jeff Davis Counties in Texas, and (ii) a right of first offer on certain retained midstream assets of Apache.

Transactions Prior to the Business Combination

Prior to the Business Combination, the Company engaged in certain transactions with Kayne Anderson Sponsor LLC, a Delaware limited liability company (the Sponsor). The Sponsor is a related party as during the periods presented, it owned more than 10 percent of the voting interests of the entity, resulting from the purchase of the Company’s entire share capital upon incorporation in December 2016.

The nature of the majority of these transactions is associated with the Company’s incorporation, public offering and Business Combination, as further described in Note 11—Equity and Warrants. Other transactions with the Sponsor during the periods presented relate to a loan from the Sponsor and a separate administrative services agreement that were terminated at the closing of the Business Combination.

4. REVENUE RECOGNITION

The following table presents a disaggregation of the Company’s revenue.

	Year Ended December 31,
	2020	2019	2018

	(In thousands)
Gas gathering and compression	$20,060	$17,077	$7,656
Gas processing	106,396	101,199	53,108
Transmission	14,548	15,942	15,848
NGL transmission	2,773	1,580	138
Other	937	—	—

Midstream services revenue — affiliate	144,714	135,798	76,750
Product sales — third parties	3,695	—	—

Total revenues	$148,409	$135,798	$76,750

The Company primarily generates revenue from its contracts with customers for the gathering, compression, processing, transmission, and sale of natural gas and NGLs in exchange for a fee per unit of volumes processed or delivered during a given month.

Midstream Services Revenue — Affiliate

Midstream services revenue is attributable to services performed for Apache pursuant to separate long-term commercial midstream agreements. As part of these agreements, substantially all of Apache’s natural gas production from its existing and future owned or controlled properties within the dedicated area of its entire Alpine High resource play is provided to the Company, so long as Apache has the right to market such product. Providing the related service on each volumetric unit represents a single, distinct performance obligation that is satisfied over time as services are rendered. The Company does not own or take title to the volumes it services under these agreements. Altus Midstream, in return for its performance, receives a fee per volumetric unit serviced during a given month. The related service fee charged per unit is set forth for each contract year, subject to yearly fee escalation recalculations.

As the amount of volumes serviced are not subject to minimum commitments and each midstream service agreement contains provisions for fee recalculations, substantially all of the transaction price is variable at inception of each contract term. Revenue is measured using the output method based on the amount of volumes serviced each month and the applicable service fee and recognized over time in the amount to which Altus Midstream has the right to invoice, as performance completed to date corresponds directly with the value to its customers. The transaction price is not constrained as variability is resolved prior to the recognition of revenue.

Additionally, beginning in 2020, Altus Midstream entered into two separate agreements with Apache to provide compressor maintenance, operations, and other related services for various compressors at compressor stations owned by Apache. Altus Midstream receives a fixed monthly fee of $75,000 under the first contract and $29,000 under the second contract for each month that services are provided. Providing such services on each compressor unit represents a single, distinct performance obligation that is satisfied over time as services are rendered. Income generated from these contracts in 2020 totaled $0.9 million and is classified as “Other” within Midstream Services Revenue — Affiliate in the table above.

Product Sales Revenue

Product sales revenues are attributable to the sale of purchased and processed NGL volumes with third-party customers. As part of these agreements, Altus Midstream purchases volumes from a third party, which Altus Midstream then owns, controls and services, prior to ultimate sale to the customer. The physical delivery of each unit of quantity represents a single, distinct performance obligation that is satisfied at a point in time when control transfers to the customer, generally determined as the point of delivery. Prices are determined based on market-indexed values, adjusted for quality and other market-reflective differentials. As there are no provisions for minimum volume commitments and pricing is variable based on index values, revenue is measured by allocating an entirely variable market price to each performance obligation and recognized at a point in time when control is transferred to the customer. The transaction price is not constrained as variability is resolved prior to the recognition of revenue.

Sales revenues and associated expenses related to such third-party purchases are recorded as “Product sales — third parties” and “Costs of product sales,” respectively, in the Company’s consolidated statement of operations.

Payment Terms and Contract Balances

Payments are generally due the month immediately following the month of service. Amounts settled with Apache each month are based on the net amount owed to either party. Revenue receivables from the Company’s contracts with Apache totaled $11.4 million and $15.5 million, as of December 31, 2020 and 2019, respectively, as presented on the Company’s consolidated balance sheet. Sales revenue receivables from the Company’s contracts with third parties totaled $1.0 million and nil as of December 31, 2020 and 2019, respectively, as presented on the Company’s consolidated balance sheet.

In accordance with the provisions of ASC Topic 606, “Revenue from Contracts with Customers,” a variable transaction price for each short-term sale is allocated to each performance obligation as the terms of payment relate specifically to the Company’s efforts to satisfy its obligations. As such, the Company has elected the practical expedients available under the standard to not disclose the aggregate transaction price allocated to unsatisfied, or partially unsatisfied, performance obligations as of the end of the reporting period.

5. PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment, at carrying value, is as follows:

	December 31,
	2020	2019

	(In thousands)
Gathering, processing, and transmission systems and facilities(1)	$204,643	$198,133
Construction in progress(2)	904	5,443
Other property and equipment	3,323	3,694

Total property, plant, and equipment	208,870	207,270
Less: accumulated depreciation and accretion	(13,034)	(1,468)

Total property, plant, and equipment, net	$195,836	$205,802

(1)	Included in Gathering, processing, and transmissions systems and facilities are compressors under lease to Apache totaling $6.2 million, net as of December 31, 2020.
(2)	Included in construction in progress was capitalized interest of $0.6 million at December 31, 2019. There was no capitalized interest included in construction in progress as of December 31, 2020.

The cost of property classified as “Construction in progress” is excluded from capitalized costs being depreciated. These amounts represent property that is not yet available to be placed into productive service as of the respective balance sheet dates.

During 2020, the Company sold various assets for total proceeds of $10.2 million. Included in these assets sales was the sale of 15 power generators. As a result of the sale, the remaining power generators owned by the Company were remeasured at fair value calculated based on the proceeds of this sale. This remeasurement resulted in an impairment of $1.6 million on these assets based on this fair value assessment, which were written down to their fair value of $2.3 million. The fair value of the assets was determined using the market approach based on the sales proceeds of the assets, which are classified as Level 1 inputs in the fair value hierarchy.

Property, plant, and equipment are evaluated for potential impairment when events or changes in circumstances indicate a possible significant deterioration in future cash flows expected to be generated by an asset group. In conjunction with Apache’s decision in the fourth quarter of 2019 to materially reduce funding to Alpine High, Altus management assessed its long-lived infrastructure assets for impairment given the expected reduction to future throughput volumes. As a result of this assessment, Altus recorded impairments totaling $1.3 billion on its gathering, processing, and transmission assets in the fourth quarter of 2019. The fair values of the impaired assets were determined to be $203.6 million as of the time of the impairment and were estimated using the income approach. Altus has classified these nonrecurring fair value measurements as Level 3 in the fair value hierarchy.

During 2019, the Company also elected to cancel construction on a compressor station, and, as a result, certain of its components were marketed for sale. Accordingly, these assets were measured at fair value less costs to sell. The Company recorded an impairment of $9.3 million on these assets, which were written down to their fair value of $18.2 million. The fair value of the assets was determined using the market approach based on estimated sales proceeds, classified as Level 1 inputs in the fair value hierarchy.

The Company entered into a finance lease during the first quarter of 2019 related to power generators leased on a one-year term with the right to purchase. The lease expired in January 2020, at which time the Company exercised its purchase option and purchased the power generators under lease for $9.8 million. Depreciation on the Company’s finance lease asset was $5.0 million for the year ended December 31, 2019. Interest on the Company’s finance lease assets was $0.9 million for the year ended December 31, 2019. No depreciation expense nor interest were recorded related to this finance lease for the year ended December 31, 2020.

6. DEBT AND FINANCING COSTS

In November 2018, Altus Midstream entered into a revolving credit facility for general corporate purposes that matures in November 2023 (subject to Altus Midstream’s two, one year extension options). The agreement for this revolving credit facility, as amended (the Amended Credit Agreement), provides aggregate commitments from a syndicate of banks of $800.0 million. The aggregate commitments include a letter of credit subfacility of up to $100.0 million and a swingline loan subfacility of up to $100.0 million. Altus Midstream may increase commitments up to an aggregate $1.5 billion by adding new lenders or obtaining the consent of any increasing existing lenders. As of December 31, 2020 and 2019, total outstanding borrowings were $624.0 million and $396.0 million, respectively, and no letters of credit were outstanding under this facility.

Altus Midstream’s revolving credit facility is unsecured and is not guaranteed by the Company, Apache, or any of their respective subsidiaries.

At Altus Midstream’s option, the interest rate per annum for borrowings under this facility is either a base rate, as defined, plus a margin, or the London Interbank Offered Rate (LIBOR), plus a margin. Altus Midstream also pays quarterly a facility fee at a rate per annum on total commitments. The margins and the facility fee vary based upon (i) the Leverage Ratio (as defined below) until Altus Midstream has a senior long-term debt rating and (ii) such senior long-term debt rating once it exists. The Leverage Ratio is the ratio of (1) the consolidated indebtedness of Altus Midstream and its restricted subsidiaries to (2) EBITDA (as defined in the Amended Credit Agreement) of Altus Midstream and its restricted subsidiaries for the 12-month period ending immediately before the determination date. At December 31, 2020, the base rate margin was 0.05 percent, the LIBOR margin was 1.05 percent, and the facility fee was 0.20 percent. In addition, a commission is payable quarterly to the lenders on the face amount of each outstanding letter of credit at a per annum rate equal to the LIBOR margin then in effect. Customary letter of credit fronting fees and other charges are payable to issuing banks.

The Amended Credit Agreement contains restrictive covenants that may limit the ability of Altus Midstream and its restricted subsidiaries to, among other things, incur additional indebtedness or guaranty indebtedness, sell assets, make investments in unrestricted subsidiaries, enter into mergers, make certain payments and distributions, incur liens on certain property securing indebtedness, and engage in certain other transactions without the prior consent of the lenders. Altus Midstream also is subject to a financial covenant under the Amended Credit Agreement, which requires it to maintain a Leverage Ratio not exceeding 5.00:1.00 at the end of any fiscal quarter, starting with the quarter ended December 31, 2019, except that during the period of up to one year following a qualified acquisition, the Leverage Ratio cannot exceed 5.50:1.00 at the end of any fiscal quarter. Unless the Leverage Ratio is less than or equal to 4.00:1.00, the Amended Credit Agreement limits distributions in respect of Altus Midstream LP’s capital to $30 million per calendar year until either (i) the consolidated net income of Altus Midstream LP and its restricted subsidiaries, as adjusted pursuant to the Amended Credit Agreement, for three consecutive calendar months equals or exceeds $350.0 million on an annualized basis or (ii) Altus Midstream LP has a specified senior long-term debt rating; in addition, before the occurrence of one of those events, the Leverage Ratio must be less than or equal to 5.00:1.00. In no event can any distribution be made that would, after giving effect to it on a pro forma basis, result in a Leverage Ratio greater than (i) 5.00:1.00 or (ii) for a specified period after a qualifying acquisition, 5.50:1.00. The Leverage Ratio as of December 31, 2020 was less than 4.00:1.00.

The terms of Altus Midstream’s Preferred Units also contain certain restrictions on distributions on Altus Midstream LP’s Common Units, including the Common Units held by the Company, and any other units that rank junior to the Preferred Units with respect to distributions or distributions upon liquidation. Refer to Note 12—Series A Cumulative Redeemable Preferred Units for further information. In addition, the amount of any cash distributions to Altus Midstream LP by any entity in which it has an interest accounted for by the equity method is subject to such entity’s compliance with the terms of any debt or other agreements by which it may be bound, which in turn may impact the amount of funds available for distribution by Altus Midstream LP to its partners.

There are no clauses in the Amended Credit Agreement that permit the lenders to accelerate payments or refuse to lend based on unspecified material adverse changes. The Amended Credit Agreement has no drawdown restrictions or prepayment obligations in the event of a decline in credit ratings. However, the agreement allows the lenders to accelerate payment maturity and terminate lending and issuance commitments for nonpayment and other breaches, and if Altus Midstream or any of its restricted subsidiaries defaults on other indebtedness in excess of the stated threshold, is insolvent, or has any unpaid, non-appealable judgment against it for payment of money in excess of the stated threshold. Lenders may also accelerate payment maturity and terminate lending and issuance commitments if Altus Midstream undergoes a specified change in control or has specified pension plan liabilities in excess of the stated threshold. Altus Midstream was in compliance with the terms of the Amended Credit Agreement as of December 31, 2020.

As of December 31, 2020 and 2019, the Company had debt outstanding totaling $624.0 million and $405.8 million, respectively. At December 31, 2019, $9.8  million of debt outstanding was related to a finance lease obligation for which the term ended in the first quarter of 2020. Refer to Note 5—Property, Plant and Equipment for further information related to this finance lease obligation.

Interest Income and Financing Costs, Net of Capitalized Interest

The following table presents the components of Altus Midstream’s interest income and financing costs, net of capitalized interest:

	Year Ended December 31,
	2020	2019	2018(1)

	(in thousands)
Interest income	$9	$3,606	$1,608

Interest income	$9	$3,606	$1,608

Interest expense	$9,775	$6,384	$8,412
Amortization of deferred facility fees	1,148	889	107
Capitalized interest	(8,733)	(5,481)	(8,412)

Financing costs, net of capitalized interest	$2,190	$1,792	$107

(1)

Prior to the Business Combination, the Company’s operations were funded entirely by contributions from Apache. Accordingly, Apache allocated a portion of interest on its corporate debt in determining capitalized interest associated with the development of Alpine High infrastructure. Refer to Note 3—Transactions with Affiliates , for further information.

7. OTHER CURRENT LIABILITIES

The following table provides detail of the Company’s other current liabilities at December 31, 2020 and 2019:

	December 31,
	2020	2019

	(In thousands)
Accrued incentive compensation	$1,466	$1,425
Accrued operations and maintenance expense	926	1,520
Accrued capital costs	464	17,035
Accrued professional and consulting fees	421	158
Accrued finance lease liability	—	1,989
Accrued taxes other than income	165	689
Other	2,171	1,109

Total other current liabilities	$5,613	$23,925

8. ASSET RETIREMENT OBLIGATION

The following table describes changes to the Company’s asset retirement obligation (ARO) liability for the years ended December 31, 2020 and 2019:

	December 31,
	2020	2019

	(In thousands)
Asset retirement obligation, beginning balance	$60,095	$23,438
Liabilities incurred during the period	—	15,303
Accretion expense	3,967	1,639
Revisions in estimated liabilities	—	19,715

Asset retirement obligation, ending balance	$64,062	$60,095

ARO reflects the estimated present value of the amount of dismantlement, removal, site reclamation, and similar activities associated with the Company’s infrastructure assets which include central processing facilities, gathering systems, and pipelines. Management utilizes independent valuation reports and estimates of current costs to project expected cash outflows for retirement obligations. Management estimates the ultimate productive life of the properties, a risk-adjusted discount rate, and an inflation factor in order to determine the current present value of this obligation. To the extent future revisions to these assumptions impact the present value of existing ARO, a corresponding adjustment is made to the property, plant, and equipment balance.

9. COMMITMENTS AND CONTINGENCIES

Accruals for loss contingencies arising from claims, assessments, litigation, environmental, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. As of December 31, 2020 and 2019, there were no accruals for loss contingencies.

Litigation

The Company is subject to governmental and regulatory controls arising in the ordinary course of business. The Company is not aware of any pending or threatened legal proceedings against it at the time of the filing of this Exhibit 99.1 that would have a material impact on its financial position, results of operations, or liquidity.

Environmental Matters

As an owner of infrastructure assets and with rights to surface lands, the Company is subject to various local and federal laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the Company for the cost of pollution clean-up resulting from operations and subject the Company to liability for pollution damages. In some instances, Altus Midstream may be directed to suspend or cease operations. The Company maintains insurance coverage, which management believes is customary in the industry, although insurance does not fully cover against all environmental risks. Additionally, there can be no assurance that current regulatory requirements will not change or past non-compliance with environmental laws will not be discovered. The Company is not aware of any environmental claims existing as of December 31, 2020, that have not been provided for or would otherwise have a material impact on its financial position, results of operations, or liquidity.

Contractual Obligations

Altus Midstream’s existing fee-based midstream services agreements, which have no minimum volume commitments or firm transportation commitments, are underpinned by acreage dedications covering Alpine High. Pursuant to these agreements, Altus Midstream is obligated to perform low and high pressure gathering, processing, dehydration, compression, treating, conditioning, and transportation on all volumes produced from the dedicated acreage, so long as Apache has the right to market such gas.

At the closing of the Business Combination, the Company entered into the COMA and the Lease Agreement with Apache, which include contractual obligations for the Company to pay certain management and lease rental fees, respectively, to Apache over the term of the agreements. Refer to Note 3—Transactions with Affiliates for further discussion.

During the fourth quarter of 2020, the Company entered into a three year fixed-rate power contract with a third-party. The Company estimates its minimum obligation will be $5.4 million, $4.7 million, and $3.6 million for 2021, 2022, and 2023, respectively. The actual amount incurred will vary based on usage.

In the second quarter of 2019, Altus Midstream issued and sold the Preferred Units. Under the terms of the Amended LPA, the Preferred Unit holders are entitled to receive quarterly distributions until such time as the Preferred Units are redeemed or exchanged. Refer to Note 12—Series A Cumulative Redeemable Preferred Units for further discussion regarding the terms of the Preferred Units and the rights of the holders thereof.

Additionally, the Company is required to fund its pro-rata portion of any future capital expenditures for the development of the pipeline projects as referenced in Note 10—Equity Method Interests.

At December 31, 2020 and 2019, there were no other material contractual obligations related to the entities included in the consolidated financial statements other than the performance of asset retirement obligations as referenced in Note 8—Asset Retirement Obligation and required credit facility fees discussed in Note 6—Debt and Financing Costs.

10. EQUITY METHOD INTERESTS

As of December 31, 2020, the Company owns the following equity method interests in Permian Basin long-haul pipeline entities. For each of the equity method interests, the Company has the ability to exercise significant influence based on certain governance provisions and its participation in the significant activities and decisions that impact the management and economic performance of the equity method interests.

	December 31, 2020		December 31, 2019
In thousands, except for ownership percentages	Ownership	Amount	Ownership	Amount
Gulf Coast Express Pipeline LLC	16.0%	$283,530	16.0%	$291,628
EPIC Crude Holdings, LP	15.0%	176,640	15.0%	163,199
Permian Highway Pipeline LLC	26.7%	615,186	26.7%	310,421
Breviloba, LLC	33.0%	479,826	33.0%	492,800

		$1,555,182		$1,258,048

As of December 31, 2020 and 2019, unamortized basis differences included in the equity method interest balances were $37.7 million and $29.7 million, respectively. These amounts represent differences in the Company’s initial costs paid to acquire the equity method interests and Altus’ initial underlying equity in the respective entities, as well as capitalized interest related to Permian Highway Pipeline (PHP) construction costs. Unamortized basis differences are amortized into equity income (loss) over the useful lives of the underlying pipeline assets when they are placed into service.

The following table presents the activity in the Company’s equity method interests for the years ended December 31, 2019 and 2020:

	Gulf Coast Express Pipeline LLC	EPIC Crude Holdings, LP	Permian Highway Pipeline LLC	Breviloba, LLC	Total

	(In thousands)
Balance at December 31, 2018	$91,100	$—	$—	$—	$91,100
Acquisitions	15,274	51,810	161,081	442,460	670,625
Contributions	183,915	123,750	146,580	47,107	501,352
Distributions	(16,208)	—	—	(9,108)	(25,316)
Capitalized interest(1)	—	—	2,370	—	2,370
Equity income (loss), net	17,547	(11,209)	390	12,341	19,069
Other comprehensive loss	—	(1,152)	—	—	(1,152)

Balance at December 31, 2019	$291,628	$163,199	$310,421	$492,800	$1,258,048
Contributions	1,715	29,250	296,340	—	327,305
Distributions	(52,009)	—	—	(46,157)	(98,166)
Capitalized interest(1)	—	—	8,733	—	8,733
Equity income (loss), net	42,196	(16,332)	(308)	33,183	58,739
Other comprehensive income	—	523	—	—	523

Balance at December 31, 2020	$283,530	$176,640	$615,186	$479,826	$1,555,182

(1)

Altus’ proportionate share of the 2019 and 2020 PHP construction costs were funded with the revolving credit facility. Accordingly, Altus capitalized $2.4 million and $8.7 million of related interest expense during 2019 and 2020, respectively, which are included in the basis of the PHP equity interest.

Summarized Financial Information

The following represents selected income statement and balance sheet data for the Company’s equity method interests (on a 100 percent basis):

	For the Year Ended December 31,
	2020
	Gulf Coast Express Pipeline LLC	EPIC Crude Holdings, LP	Permian Highway Pipeline LLC	Breviloba, LLC

Statements of Income	(In thousands)
Revenues	$366,185	$165,970	$7,220	$167,784
Operating income (loss)	266,219	(35,566)	(1,798)	102,526
Net income (loss)	264,956	(109,614)	(1,140)	102,048
Other comprehensive income	—	3,484	—	—

	For the Year Ended December 31,
	2019(1)
	Gulf Coast Express Pipeline LLC	EPIC Crude Holdings, LP	Permian Highway Pipeline LLC	Breviloba, LLC

Statements of Income	(In thousands)
Revenues	$132,103	$40,756	$—	$129,559
Operating income (loss)	108,056	(67,763)	(93)	81,369
Net income (loss)	109,997	(72,535)	1,587	81,469
Other comprehensive loss	—	(7,681)	—	—

	For the Year Ended December 31,
	2018(1)(2)
	Gulf Coast Express Pipeline LLC	EPIC Crude Holdings, LP	Permian Highway Pipeline LLC	Breviloba, LLC

Statements of Income	(In thousands)
Revenues	$2,609	$—	$—	$—
Operating income (loss)	2,177	(7,430)	(61)	(674)
Net income (loss)	3,685	(8,939)	(61)	(674)

	As of December 31,
	2020				2019(1)
	Gulf Coast Express Pipeline LLC	EPIC Crude Holdings, LP	Permian Highway Pipeline LLC	Breviloba, LLC	Gulf Coast Express Pipeline LLC	EPIC Crude Holdings, LP	Permian Highway Pipeline LLC	Breviloba, LLC

Balance Sheets	(In thousands)
Current assets	$59,910	$122,995	$23,734	$53,206	$72,412	$190,474	$84,999	$93,169
Noncurrent assets	1,714,062	2,272,805	2,316,176	1,375,155	1,766,150	2,017,669	1,252,571	1,399,356

Total assets	$1,773,972	$2,395,800	$2,339,910	$1,428,361	$1,838,562	$2,208,143	$1,337,570	$1,492,525

Current liabilities	$32,997	$67,073	$95,863	$10,326	$48,128	$188,299	$203,657	$37,599
Noncurrent liabilities	526	1,187,615	—	2,389	605	956,744	—	1,108
Equity	1,740,449	1,141,112	2,244,047	1,415,646	1,789,829	1,063,100	1,133,913	1,453,818

Total liabilities and equity	$1,773,972	$2,395,800	$2,339,910	$1,428,361	$1,838,562	$2,208,143	$1,337,570	$1,492,525

(1)

Although the Company’s interests in EPIC Crude Holdings, LP, Permian Highway Pipeline LLC, and Breviloba, LLC were acquired in March, May, and July of 2019, respectively, the financial results for all equity method interests are presented for the entire twelve months of 2018 and 2019 for comparability.

(2)	Altus exercised its first pipeline equity option, Gulf Coast Express Pipeline LLC, in December 2018; however, the financial results are presented for the entire twelve months for comparability.

11. EQUITY AND WARRANTS

Reverse Stock Split

On June 30, 2020, the Company effected a reverse stock split of the Company’s Class A Common Stock and Class C Common Stock by a ratio of one-for-twenty. The par value and number of authorized shares of common stock and preferred stock were not affected by the reverse stock split. A corresponding number of Altus Midstream Common Units were also restated as part of the reverse stock split. All corresponding per-share and share amounts have been retroactively restated in this Exhibit 99.1 for all periods presented to reflect the reverse stock split.

Common Stock and Warrants

The Company’s second amended and restated certificate of incorporation authorizes the issuance of 1,500,000,000 shares of Class A Common Stock, $0.0001 par value and 1,500,000,000 shares of Class C Common Stock, $0.0001 par value. The Company’s shares of Class A Common Stock are listed on the Nasdaq under the symbol “ALTM.” As of December 31, 2020, there were 3,746,460 and 12,500,000 issued and outstanding shares of Class A Common Stock and Class C Common Stock, respectively.

Holders of each of the Class A Common Stock and Class C Common Stock vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law. Only holders of Class A Common Stock are entitled to dividends or other liquidating distributions made by the Company. On December 10, 2020, the Company announced that its Board of Directors declared a cash dividend of $1.50 per share on the Company’s Class A common stock as further detailed below under the section titled “Common Stock Dividend.”

Shares of Class A Common Stock and certain warrants were originally issued in connection with the Company’s public offering, while shares of Class C Common Stock were newly-issued in connection with the Business Combination.

Public Offering

In the second quarter of 2017, KAAC completed the initial public offering of its units. Each unit comprised one share of Class A Common Stock and one third of one warrant (hereby referred to as the Public Warrants and discussed in further detail below). In the aggregate, 1,886,606 units were sold at an offering price of $200.00 per unit, including 136,606 units purchased pursuant to an over-allotment option granted to the underwriters.

Public Warrants

As of December 31, 2020, 2019, and 2018, there were 12,577,350 Public Warrants outstanding. Each whole Public Warrant entitles the holder to purchase one twentieth of a share of Class A Common Stock at a price of $230.00 per share. The Public Warrants will expire five years after closing of the Business Combination or earlier upon redemption or liquidation. The Company may call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant with not less than 30 days’ notice provided to the Public Warrant holders. However, this redemption right can only be exercised if the reported last sale price of the Class A Common Stock equals or exceeds $360.00 per share for any 20 trading days within a 30-trading day period ending three business days prior to sending the notice of redemption to the Public Warrant holders.

Following the closing of the Business Combination, the Public Warrants continued trading under the symbol “ALTMW.” On December 11, 2018, the Company received notice from the Staff of the Nasdaq of a delisting determination with respect to its Public Warrants for failure to satisfy the Nasdaq’s minimum round lot holder listing requirement. The Public Warrants ceased trading on the Nasdaq at the opening of business on December 20, 2018. The delisting of the Public Warrants did not impact the listing or trading of the Company’s Class A Common Stock.

Private Placement Warrants

As of December 31, 2020, 2019, and 2018, there were 6,364,281 Private Placement Warrants, of which Apache holds 3,182,140. The Private Placement Warrants are identical to the Public Warrants discussed above, except (i) they will not be redeemable by the Company so long as they are held by the initial holders or their respective permitted transferees and (ii) they may be exercised by the holders on a cashless basis.

The Company’s private and public warrants are recorded on the consolidated balance sheet in other non-current liabilities. Please see Note 1—Summary of Significant Accounting Policies and Note 15—Fair Value Measurements for further information.

Business Combination

At a special meeting held on November 6, 2018 (the Special Meeting) the Business Combination was approved by holders of a majority of the outstanding shares of Class A and Class B Common Stock. Refer to Note 2—Recapitalization Transaction for further detail of the Business Combination, including the basis of presentation of the Company’s equity structure in the consolidated financial statements. The paragraphs below provide further detail of the transactions that occurred in connection with the Special Meeting and the Business Combination:

Public Stockholder Redemptions

Pursuant to redemption rights granted to public stockholders by KAAC’s amended and restated certificate of incorporation, an aggregate of 1,473,493 shares of Class A Common Stock were redeemed.

Sponsor Forfeiture

Pursuant to an agreement dated as of August 8, 2018 between KAAC and the Sponsor, an aggregate of 365,646 shares of Class B Common Stock and 3,182,140 Private Placement Warrants were forfeited by the Sponsor to KAAC.

Conversion of Class B Common Stock

In accordance with KAAC’s amended and restated certificate of incorporation, 106,000 shares of Class B Common Stock that remained outstanding following the Sponsor forfeiture (described above) were converted into shares of Class A Common Stock on a one-for-one basis.

Private Placement

On November 9, 2018 KAAC issued and sold an aggregate of 2,861,701 shares of Class A Common Stock to certain qualified institutional buyers and accredited investors (including certain funds and client accounts advised by Kayne Anderson Capital Advisors, L.P., together with its affiliates, and directors, management and employees of KAAC, Kayne Anderson, and Apache) at a price of $200.00 per share.

Creation of Class C Common Stock

An amendment to the Company’s first amended and restated certificate of incorporation was approved to create a new class of common stock - Class C Common Stock, $0.0001 par value. A total of 1,500,000,000 shares were authorized pursuant to the amendment. Holders of Class C Common Stock, together with holders of Class A Common Stock voting as a single class, will have the right to vote on all matters properly submitted to a vote of the stockholders, but holders of Class C Common Stock will not be entitled to any dividends or liquidating distributions.

Contribution to Altus Midstream LP

At the closing of the Business Combination and in accordance with the Contribution Agreement, KAAC contributed to Altus Midstream LP $628.2 million of cash. In return, it received 3,746,460 common units in Altus Midstream LP, equivalent to the number of shares of Class A Common Stock outstanding after consummation of the Business Combination.

Additionally, the Company received 18,941,631 Altus Midstream LP warrants (equivalent to the aggregate of the Public Warrants, Private Placement Warrants and Apache Warrants outstanding upon consummation of the Business Combination). Each whole warrant entitles the Company to purchase one twentieth of a common unit in Altus Midstream LP for an exercise price of $230.00 per common unit. These warrants are herein referred to as the (Partnership Warrants).

Consideration Received by Apache

In exchange for the equity interests in the Altus Midstream Entities and the Pipeline Options to acquire equity interests in five separate third-party pipeline projects, the consideration received by Apache at the closing of the Business Combination on November 9, 2018, included the following:

Equity and warrant consideration

•	365,646 shares of Class A Common Stock, equivalent to the number of shares of Class B Common Stock forfeited by the Sponsor to KAAC, as discussed above.

•

12,500,000 shares of Class C Common Stock, equivalent to the economic interest held by Apache in Altus Midstream LP at the closing of the Business Combination as a result of the issuance of Common Units.

•	3,182,140 warrants, equivalent to the number of Private Placement Warrants forfeited by the Sponsor.

Earn-out consideration

•	Apache was granted the right to receive earn-out consideration of up to 1,875,000 shares of Class A Common Stock as follows:

•

625,000 shares if, during the calendar year 2021, the aggregate gathered gas from an area of dedication in Reeves, Pecos, Culberson, and Jeff Davis Counties in Texas that is assessed a low pressure gathering fee pursuant to that certain Amended and Restated Gas Gathering Agreement, dated August 8, 2018, between Apache and Altus Midstream Gathering, LP is equal to or greater than 574,380 million cubic feet.

•

625,000 shares if the per share closing price of the Class A Common Stock as reported by Nasdaq during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $280.00 for any 20 trading days within such 30-trading-day period.

•

625,000 shares if the per share closing price of the Class A Common Stock as reported by Nasdaq during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $320.00 for any 20 trading days within such 30-trading-day period.

Redeemable Noncontrolling Interest — Apache Limited Partner

In conjunction with its ownership of the Class C Common Stock, Apache owns 12,500,000 Altus Midstream Common Units, approximately 76.9  percent of the total Common Units issued and outstanding. The financial results of Altus Midstream and its subsidiaries are included in the Company’s consolidated financial statements as detailed in Note 1—Summary of Significant Accounting Policies, under the section titled “Principles of Consolidation.”

Apache has the right, at any time, to cause Altus Midstream to redeem all or a portion of the Common Units issued to Apache, in exchange for shares of the Company’s Class A Common Stock on a one-for-one basis or, at Altus Midstream’s option, an equivalent amount of cash; provided that the Company may, at its option, effect a direct exchange of cash or Class A Common Stock for such Common Units in lieu of such a redemption by Altus Midstream. Upon the future redemption or exchange of Common Units held by Apache, a corresponding number of shares of Class C Common Stock held by Apache will be cancelled.

Apache’s limited partner interest associated with the Common Units issued with the Class C Common Stock is reflected as a redeemable noncontrolling interest in the Company. The redeemable noncontrolling interest is recognized at the higher of (i) its initial fair value plus accumulated earnings/losses associated with the noncontrolling interest and (ii) the maximum redemption value as of the balance sheet date. The redemption value is determined based on a 5-day volume weighted average closing price of the Class A Common Stock (5-day VWAP) as defined in the Amended LPA, a Level 1 non-recurring fair value measurement. At December 31, 2020 and 2019, the redeemable noncontrolling interest was recorded based on the redemption value as of the balance sheet date of $575.1 million and $701.0 million, respectively.

For further discussion of Apache’s right to receive additional shares of Class A Common Stock, and other outstanding equity instruments that may impact ownership interests and the limited partner interests of Altus Midstream in future periods, see Note 14—Net Income (Loss) Per Share.

Redeemable Noncontrolling Interest — Preferred Unit Limited Partners

On June 12, 2019, Altus Midstream issued and sold the Preferred Units in a private offering, and the purchasers of the Preferred Units were admitted as limited partners of Altus Midstream. The Preferred Units will be exchangeable for shares of the Company’s Class A Common Stock at the option of the Preferred Unit holders after the seventh anniversary of Closing (as defined below) or upon the occurrence of specified events, unless otherwise redeemed by Altus Midstream. Refer to Note 12—Series A Cumulative Redeemable Preferred Units for further discussion.

Common Stock Dividend

On December 10, 2020, the Company announced that its Board of Directors declared a cash dividend of $1.50 per share on the Company’s Class A Common Stock, totaling $5.6 million to be paid to stockholders in the first quarter of 2021. The common stock dividend will be funded by Altus Midstream LP’s distribution to its common unitholders of $1.50 per Common Unit, totaling $24.4 million, of which $5.6 million is payable to the Company and the balance is payable to Apache. Refer to Note 3—Transactions with Affiliates for further discussion of the Common Unit distribution.

12. SERIES A CUMULATIVE REDEEMABLE PREFERRED UNITS

On June 12, 2019, Altus Midstream issued and sold the Preferred Units in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the Closing). The Closing occurred pursuant to a Preferred Unit Purchase Agreement among Altus Midstream, the Company, and the purchasers party thereto, dated as of May 8, 2019. A total of 625,000 Preferred Units were sold at a price of $1,000 per Preferred Unit, for an aggregate issue price of $625.0 million. Altus Midstream received approximately $611.2 million in cash proceeds from the sale after deducting transaction costs and discounts to certain purchasers.

At the Closing, the partners of Altus Midstream entered into the Amended LPA. The Amended LPA provides the terms of the Preferred Units, including the distribution rate, redemption rights, and rights to exchange the Preferred Units for shares of the Company’s Class A Common Stock, as well as rights of holders of the Preferred Units to approve certain partnership business, financial, and governance-related matters. The Preferred Units have a perpetual term, unless redeemed or exchanged as described below. Pursuant to the Amended LPA:

•

The Preferred Units entitle the holders thereof to receive quarterly distributions at a rate of 7 percent per annum, commencing with the quarter ended June 30, 2019. The rate increases to 10 percent per annum after the fifth anniversary of Closing and upon the occurrence of specified events. For any quarter ending on or prior to December 31, 2020, Altus Midstream could elect to pay distributions in-kind and did so in respect of quarters ended on and before March 31, 2020.

•

The Preferred Units are redeemable at Altus Midstream’s option at any time in cash at a redemption price (the Redemption Price) equal to (a) the greater of (i) an 11.5 percent internal rate of return (increasing to 13.75 percent after the fifth anniversary of Closing), and (ii) a 1.3x multiple of invested capital plus (b) if applicable, the value of any accrued and unpaid distributions. The Preferred Units will be redeemable at the holder’s option upon a change of control or liquidation of Altus Midstream and certain other events, including certain asset dispositions. Subject to compliance with minimum ownership requirements and redemption restrictions of the Amended LPA, Apache’s election to cause its Common Units in Altus Midstream to be redeemed for shares of the Company’s Class A Common Stock or cash (as further discussed in Note 11—Equity and Warrants) would not be a change of control.

•

The Preferred Units will be exchangeable for shares of the Company’s Class A Common Stock at the option of the Preferred Unit holders after the seventh anniversary of Closing or upon the occurrence of specified events. Each Preferred Unit will be exchangeable for a number of shares of Class A Common Stock equal to the Redemption Price divided by the volume-weighted average trading price of the Class A Common Stock on the Nasdaq Global Select Market for the 20 trading days immediately preceding the second trading day prior to the applicable exchange date, less a 6 percent discount.

•

Each outstanding Preferred Unit has a liquidation preference equal to the Redemption Price payable before any amounts are paid in respect of Altus Midstream’s Common Units and any other units that rank junior to the Preferred Units with respect to distributions or distributions upon liquidation.

•

Altus Midstream is restricted from declaring or making cash distributions on its Common Units until all required distributions on the Preferred Units have been paid. In addition, before the fifth anniversary of Closing, aggregate cash distributions on, and redemptions of, Common Units are limited to $650 million of cash from ordinary course of operations if permitted under the Amended Credit Agreement. Cash distributions on, and redemptions of, Common Units also are subject to satisfaction of leverage ratio requirements specified in the Amended LPA.

Since the Preferred Units could be exchangeable for a number of shares of Class A Common Stock equal to 20 percent or more of the Company’s outstanding voting power, the Company submitted the potential issuance of such shares for approval of its stockholders (the Stockholder Approval) at its annual stockholder meeting in 2020 and obtained Stockholder Approval.

Classification

The Preferred Units are accounted for on the Company’s consolidated balance sheet as a redeemable noncontrolling interest classified as temporary equity based on the terms of the Preferred Units, including the redemption rights with respect thereto.

Initial Measurement

The net transaction price as shown below was based on the negotiated transaction price, less issue discounts and transaction costs.

June 12, 2019
(In thousands)
Transaction price, gross	$625,000
Issue discount	(3,675)
Transaction costs to other third parties	(10,076)

Transaction price, net	$611,249

Certain redemption features embedded within the terms of the Preferred Units require bifurcation and measurement at fair value. As such, the net transaction price shown in the table above was allocated to the preferred redeemable noncontrolling interest and the embedded features according to the associated initial fair value measurements as follows:

June 12, 2019
(In thousands)
Redeemable noncontrolling interest - Preferred Units	$516,790
Long-term liability: Embedded derivative(1)	94,459

$611,249

(1)	See Note 15—Fair Value Measurements for further discussion on the nature and recognition of the embedded derivative.

Subsequent Measurement

The Company applies a two-step approach to subsequently measure the redeemable noncontrolling interest related to the Preferred Units, by first allocating a portion of the net income of Altus Midstream in accordance with the terms of the Amended LPA described above.

After consideration of the foregoing, the Company records an additional adjustment to the carrying value of the Preferred Unit redeemable noncontrolling interest at each period end, if applicable. The amount of such adjustment is determined based upon the accreted value method to reflect the passage of time until the Preferred Units are exchangeable at the option of the holder. Pursuant to this method, the net transaction price is accreted using the effective interest method, to the Redemption Price calculated at the seventh anniversary of Closing. The total adjustment is limited to an amount such that the carrying amount of the Preferred Unit redeemable noncontrolling interest at each period end is equal to the greater of (a) the sum of (i) the carrying amount of the Preferred Units determined in accordance with ASC 810, plus (ii) the fair value of the embedded derivative liability and (b) the accreted value of the net transaction price.

Activity related to the Preferred Units for the years ended December 31, 2019 and 2020 is as follows:

	Units Outstanding	Financial Position(2)

	(In thousands, except for unit data)
Redeemable noncontrolling interest — Preferred Units: at December 31, 2018	—	$—
Issuance of Preferred Units, net	625,000	516,790
Distribution of in-kind additional Preferred Units	13,163	—
Allocation of Altus Midstream net income	N/A	38,809

Redeemable noncontrolling interest — Preferred Units: at December 31, 2019	638,163	555,599
Distribution of in-kind additional Preferred Units	22,531	—
Cash distributions paid to Preferred Unit limited partners	—	(23,124)
Allocation of Altus Midstream net income	N/A	75,906

Redeemable noncontrolling interest — Preferred Units: at December 31, 2020	660,694	$608,381
Embedded derivative liability(1)		139,009

		$747,390

(1)	See Note 15—Fair Value Measurements for discussion of the fair value changes in the embedded derivative liability during the period.
(2)

The Preferred Units are redeemable at Altus Midstream’s option at a redemption price (the Redemption Price), which as of December 31, 2020 was the greater of (i) an 11.5 percent internal rate of return and (ii) a 1.3 times multiple of invested capital. As of December 31, 2020, the Redemption Price would have been based on 1.3 times multiple of invested capital, which was $812.5 million, which is greater than using an 11.5 percent internal rate of return, which would equate to a redemption value of $716.6 million.

N/A - not applicable.

13. INCOME TAXES

The total income tax provision (benefit) consists of the following:

	Year Ended December 31,
	2020	2019	2018

	(In thousands)
Current income taxes:
Federal	$(696)	$(15)	$(1,041)
State	—	—	—

	(696)	(15)	(1,041)

Deferred income taxes:
Federal	—	67,516	(10,464)
State	—	(2,601)	1,004

	—	64,915	(9,460)

Total	$(696)	$64,900	$(10,501)

The total income tax provision (benefit) differs from the amounts computed by applying the U.S. statutory income tax rate to net income (loss) before income taxes. A reconciliation of the tax on the Company’s net income (loss) before income taxes and total tax expense (benefit) is shown below:

	Year Ended December 31,
	2020(1)	2019(1)	2018(1)

	(In thousands)
Income tax expense (benefit) at U.S. statutory rate	$17,008	$(265,192)	$(317)
Income tax expense (benefit) attributable to Apache limited partner	(12,892)	205,844	(891)
Income tax benefit attributable to Preferred Unit limited partners	(3,676)	(1,879)	—
State tax expense (benefit)(2)	—	(2,610)	818
CARES Act tax impact	(266)	—	—
Valuation allowance(2)	(620)	130,988	(8,177)
Warrants valuation adjustment	(252)	(2,348)	(1,938)
All other, net	2	97	4

Income tax expense (benefit)	$(696)	$64,900	$(10,501)

(1)

This period presented has been revised to reflect the Company’s fair value change of its underlying warrants. Refer to Note 1—Summary of Significant Accounting Policies, and see the section titled Revision of Previously Issued Consolidated Financial Statements for Immaterial Adjustments for further information.

(2)	The change in state valuation allowance is included as a component of state income tax.

The net deferred tax assets reflect the tax impact of temporary differences between the asset and liability amounts carried on the balance sheet under GAAP and amounts utilized for income tax purposes. The net deferred tax assets consists of the following:

	December 31,
	2020	2019

	(In thousands)
Deferred tax assets:
Investment in partnership	$92,881	$103,195
Asset retirement obligation	480	451
Net operating losses	37,675	26,749
Property, plant, and equipment	4,471	5,679
Other	—	—

Total deferred tax assets	135,507	136,074
Valuation allowance	(133,077)	(135,024)

Net deferred tax assets	2,430	1,050

Deferred tax liabilities:
Property, plant, and equipment	—	—
Other	2,430	1,050

Net deferred tax assets	$—	$—

In 2020, the Company recorded a decrease in valuation allowance against its net deferred tax asset. The Company has assessed the future potential to realize these deferred tax assets and has concluded that it is more likely than not that these deferred tax assets will not be realized.

The Company reconciles its effective tax rate to its net income (loss) before income taxes. This includes net income (loss) before income taxes attributable to both the controlling and noncontrolling interests. As such, the Company’s effective tax rate includes adjustments to remove income (loss) attributed to the noncontrolling interests. In 2020 and 2019, the Company recorded a tax benefit adjustment of $12.9 million and tax expense adjustment of $205.8 million, respectively, associated with income and losses allocated to Apache.

On March 27, 2020, the President signed into law the Coronavirus Aid, Relief and Economic Security Act (CARES Act) in response to the COVID-19 pandemic. Under the CARES Act, 100 percent of net operating losses arising in tax years beginning after December 31, 2017 and before January 1, 2021 may be carried back to each of the five preceding tax years of such loss. For the year ended December 31, 2020, the Company recorded a current income tax benefit of $0.7 million associated with a net operating loss carryback claim.

In the first quarter of 2020, the Company early adopted ASU 2019-12, “Simplifying the Accounting for Income Taxes.” The Company’s adoption of ASU 2019-12 did not result in a material impact on the consolidated financial statements.

On June 12, 2019, Altus Midstream issued and sold the Preferred Units in a private offering. Concurrently, the Preferred Units were established as a new class of partnership unit representing limited partner interests in Altus Midstream pursuant to the terms of the Amended LPA, and the purchasers were admitted as limited partners of Altus Midstream. In 2020 and 2019, the Company recorded a tax benefit adjustment of $3.7 million and $1.9 million, respectively, associated with income allocated to the noncontrolling Preferred Unit limited partners of Altus Midstream. For further details on the terms of the Preferred Units and the rights of the holders thereof, refer to Note 12—Series A Cumulative Redeemable Preferred Units.

Altus is also subject to the Texas margin tax. Unlike federal income taxes, the Texas margin regime assesses tax on corporations, limited liability companies, limited partnerships, and disregarded entities. As such, the Company records deferred tax assets and liabilities for Texas margin tax based on the differences between the financial statement carrying value and tax basis of assets and liabilities on the balance sheet. The Texas margin tax associated with Apache’s share of the liability is recorded as a component of the noncontrolling interest.

The Company has a federal net operating loss carryforward of $179.4 million, which has an indefinite carryforward period. The Company has recorded a full valuation allowance against the federal net operating loss because it is more likely than not that this attribute will not be realized.

The Company accounts for income taxes in accordance with ASC Topic 740, “Income Taxes,” which prescribes a minimum recognition threshold a tax position must meet before being recognized in the financial statements. Tax positions generally refer to a position taken in a previously filed income tax return or expected to be included in a tax return to be filed in the future that is reflected in the measurement of current and deferred income tax assets and liabilities. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	December 31,
	2020	2019	2018

	(In thousands)
Balance at beginning of year	$2,057	$—	$—
Additions based on tax positions related to the prior year	—	—	—
Additions based on tax positions related to the current year	2,556	2,057	—
Reductions for tax positions of prior years	—	—	—

Balance at end of year	$4,613	$2,057	$—

The Company records interest and penalties related to unrecognized tax benefits as a component of income tax expense. Each quarter the Company assesses the amounts provided for and, as a result, may increase (expense) or reduce (benefit) the amount of interest and penalties. The Company has recorded no interest or penalties associated with its unrecognized tax benefit. Uncertain tax positions may change in the next twelve months; however, the Company does not expect any possible change to have a significant impact on the results of operations or financial position. If incurred, Altus will record income tax interest and penalties as a component of income tax expense. The contributor of Altus Midstream LP’s operating assets, Apache Corporation, is currently under IRS audit for the 2014 through 2017 tax years.

14. NET INCOME (LOSS) PER SHARE

Basic net income (loss) per share is calculated by dividing net income (loss) attributable to Class A common shareholders by the weighted average number of shares of Class A Common Stock outstanding during the period. Class C Common Stock is excluded from the weighted average shares outstanding for the calculation of basic net income (loss) per share, as holders of Class C Common Stock are not entitled to any dividends or liquidating distributions.

The Company uses the “if-converted method” to determine the potential dilutive effect of (i) an assumed exchange of outstanding Common Units of Altus Midstream (and the cancellation of a corresponding number of shares of outstanding Class C Common Stock) for shares of Class A Common Stock, and (ii) an assumed exchange of the outstanding Preferred Units of Altus Midstream for shares of Class A Common Stock. The treasury stock method is used to determine the potential dilutive effect of its outstanding warrants. The dilutive effect of any earn-out consideration payable in shares is only included in periods for which the underlying conditions for the issuance of shares are met.

The computation of basic and diluted net income (loss) per share for the periods presented in the consolidated financial statements is shown in the table below.

	For the Year Ended December 31,
	2020(1)			2019(1)			2018(1)(2)
	Income(3)	Shares	Per Share	Loss	Shares(5)	Per Share(5)	Income	Shares(5)	Per Share(5)

	(In thousands, except per share data)
Basic:
Net income (loss) attributable to Class A common shareholders	$2,791	3,746	$0.75	$(358,490)	3,746	$(95.70)	$4,841	8,656	$0.56
Effect of dilutive securities:
Redeemable noncontrolling interest — Apache limited partner	$2,987	12,500		$—	—		$—	—
Diluted(3)(4):
Net income (loss) attributable to Class A common shareholders	$5,778	16,246	$0.36	$(358,490)	3,746	$(95.70)	$4,841	8,656	$0.56

(1)

This period presented has been revised to reflect the Company’s fair value change of its underlying warrants. Refer to Note 1—Summary of Significant Accounting Policies, and see the section titled Revision of Previously Issued Consolidated Financial Statements for Immaterial Adjustments for further information.

(2)

Shares of Class A Common Stock and Class C Common Stock issued to Apache in exchange for its ownership interests in the Altus Midstream Entities were retroactively restated from May 26, 2016 (inception) to the Closing Date, based on the proportionate value of the capital contributions made by Apache to the Altus Midstream Entities. The calculation of the weighted average shares outstanding from inception up to the Closing Date includes all shares issued to Apache, in order to reflect Apache’s 100 percent economic interest in the Altus Midstream Entities until that time. For further detail of the Business Combination and associated financial statement presentation, see Note 1—Summary of Significant Accounting Policies and Note 2—Recapitalization Transaction .

(3)

The effect of an assumed exchange of outstanding Common Units of Altus Midstream (and the cancellation of a corresponding number of shares of outstanding Class C Common Stock) would have been anti-dilutive for the years ended December 31, 2019 and 2018.

(4)

The effect of an assumed exchange of the outstanding Preferred Units of Altus Midstream for shares of Class A Common Stock would have been anti-dilutive for all periods presented in which the Preferred Units were outstanding.

(5)

Share and per share amounts have been retroactively restated to reflect the Company’s reverse stock split, which was effected June 30, 2020. Refer to Note 11—Equity and Warrants for further information.

The diluted earnings per share calculation excludes the effects of the outstanding warrants of the Company to purchase an aggregate 947,082 shares of Class A Common Stock, since the associated impacts would have been anti-dilutive for all periods presented. Earn-out consideration granting Apache the right to receive additional shares of Class A Common Stock is also not included in the earnings per share calculation above, as the conditions for issuance were not satisfied as of the year ended December 31, 2020.

Further discussion of the Company’s outstanding common stock, warrants, and earn-out consideration as well as any applicable redemption rights is provided in Note 11—Equity and Warrants. Further discussion of the Preferred Units and associated embedded features can be found in Note 12—Series A Cumulative Redeemable Preferred Units and Note 15—Fair Value Measurements, respectively.

15. FAIR VALUE MEASUREMENTS

The Company’s financial assets and liabilities measured at fair value on a recurring basis consist of: cash and cash equivalents; revenue receivables; accounts receivable from/payable to Apache; the Company’s private and public warrants and an embedded derivative liability related to the issuance of Preferred Units (as further described above). This embedded derivative liability is recorded on the Company’s consolidated balance sheet at fair value. The carrying amounts reported on the consolidated balance sheet for the Company’s remaining financial assets and liabilities approximate fair value due to their short-term nature. The carrying amount of Altus Midstream’s revolving credit facility approximates fair value because the interest rate is variable and reflective of market rates. There were no transfers between Level 1, Level 2 or Level 3 of the fair value hierarchy during the years ended December 31, 2020 or December 31, 2019.

The Company bifurcated and recognized the embedded derivative associated with the Preferred Units related to the exchange option provided to the Preferred Unit holders under the terms of the Amended LPA. The valuation of the embedded derivative (using an income approach) was based on a range of factors including expected future interest rates using the Black-Karasinski model, the Company’s imputed interest rate, interest rate volatility, the expected timing of periodic cash distributions, the estimated timing for the potential exercise of the exchange option, and anticipated dividend yields of the Preferred Units. The Company recorded an unrealized loss of $36.1 million, $8.5 million and nil for the years ended December 31, 2020, 2019 and 2018, respectively, which are recorded in “Unrealized derivative instrument loss” in the consolidated statement of operations. Altus has classified these recurring fair value measurements as Level 3 in the fair value hierarchy.

As of the December 31, 2020 valuation date, the Company used the forward B-rated Energy Bond Yield curve to develop the following key unobservable inputs used to value this embedded derivative:

	Quantitative Information About Level 3 Fair Value Measurements
	Fair Value at December 31, 2020	Valuation Technique	Significant Unobservable Inputs	Range/Value
	(In thousands)
Preferred Units Embedded Derivative	$139,009	Option Model	Altus Midstream Company’s Imputed Interest Rate	7.32-11.73%
			Interest Rate Volatility	37.08%

A one percent increase in the imputed interest rate assumption would significantly increase the value of the embedded derivative liability at December 31, 2020, while a one percent decrease would lead to a similar decrease in value as of December 31, 2020. The assumed expected timing until exercise of the exchange option at December 31, 2020 was 5.45 years.

The Company has additional embedded derivatives in the Preferred Units related to the exchange option and redemption features that are accounted for separately from the Preferred Units. Level 3 valuations of the embedded derivatives are based on a range of factors including the likelihood of the event occurring, and these factors are assessed quarterly. There was no value associated with these additional identified embedded derivatives for any applicable period presented.

The carrying value of the Company’s public warrants are recorded at fair value based on quoted market prices, a Level 1 fair value measurement. The carrying value of the Company’s private warrants are recorded at fair value determined using an option pricing model, a Level 3 fair value measurement, which is calculated based on key assumptions related to expected volatility of the Company’s common stock, an expected dividend yield, the remaining term of the warrants outstanding and the risk-free rate based on the U.S. Treasury yield curve in effect at the time of the valuation. These assumptions are estimated utilizing historical trends of the Company’s common stock, public warrants and other factors. The Company has recorded a liability of $0.9 million and $2.1 million as of December 31, 2020 and December 31, 2019, respectively, in “Other noncurrent liabilities” included in its consolidated balance sheet and approximately $1.2 million, $11.2 million, and $10.1 million of income related to fair value adjustments for the years ended December 30, 2020, 2019, and 2018, respectively, reflected as “Total other income (loss)” in its statement of consolidated operations related to the fair value changes of the underlying warrants.

16. EVENTS SUBSEQUENT TO ORIGINAL ISSUANCE OF CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Common Stock Dividends

In December 2020, May 2021, August 2021, and November 2021, the Company’s Board of Directors declared a cash dividend of $1.50 per share on the Company’s Class A Common Stock, with each dividend declared totaling $5.6 million. The dividends were paid to stockholders during the first, second, third, and fourth quarters of 2021. Each dividend included payment of approximately $0.5 million to Apache due to its 9.8 percent ownership of the Company’s Class A Common Stock. The Class A Common Stock dividends were funded by distributions from Altus Midstream to its common unitholders of $1.50 per Common Unit, totaling $24.4 million for each of the first, second, third, and fourth quarters of 2021. For each distribution, $5.6 million, as noted above, was paid to the Company to fund the cash dividend payments to Class A Common stockholders, and the balance of $18.8 million was paid to Apache due to its 76.9 percent ownership of outstanding Common Units.

New Gas Processing Agreement

The Company entered into a new Gas Processing Agreement with Apache in October 2021.

Altus Midstream Company and BCP Raptor Holdco LP Business Combination

On October 21, 2021, the Company announced that it will combine with privately-owned BCP Raptor Holdco LP (BCP) in an all-stock transaction, pursuant to the Contribution Agreement dated as of that same date and entered into by and among ALTM, Altus Midstream, New BCP Raptor Holdco, LLC (the Contributor), and BCP (the Contribution Agreement). BCP is the parent company of EagleClaw Midstream, which includes EagleClaw Midstream Ventures, the Caprock Midstream and Pinnacle Midstream businesses, and a 26.7% interest in the Permian Highway Pipeline.

As consideration for the transaction, the Company will issue 50 million Class C common shares (and Altus Midstream will issue corresponding Common Units) to BCP’s unitholders, which are principally funds affiliated with Blackstone and I Squared Capital. The transaction is expected to close during the first quarter 2022 following completion of customary closing conditions, including approval by the Company’s shareholders and regulatory reviews.